Exhibit 10.1

EXECUTION COPY

FORM OF

NEW MOUNTAIN FINANCE CORPORATION

$90,000,000

5.313% Senior Notes due May 15, 2021

AMENDED AND RESTATED NOTE PURCHASE AGREEMENT

Dated September 30, 2016

i

SCHEDULE A	—	DEFINED TERMS

SCHEDULE 1	—	FORM OF 5.313% SENIOR NOTE DUE MAY 15, 2021

SCHEDULE 4.4(a)	—	FORM OF OPINION OF SPECIAL COUNSEL FOR THE COMPANY

SCHEDULE 4.4(b)	—	FORM OF OPINION OF SPECIAL COUNSEL FOR THE PURCHASERS

SCHEDULE 5.3A	—	DISCLOSURE MATERIALS (FIRST CLOSING)

SCHEDULE 5.3B	—	DISCLOSURE MATERIALS (SECOND CLOSING)

SCHEDULE 5.4A	—	SUBSIDIARIES OF THE COMPANY AND OWNERSHIP OF SUBSIDIARY STOCK (FIRST CLOSING)

SCHEDULE 5.4B	—	SUBSIDIARIES OF THE COMPANY AND OWNERSHIP OF SUBSIDIARY STOCK (SECOND CLOSING)

SCHEDULE 5.5A	—	FINANCIAL STATEMENTS (FIRST CLOSING)

SCHEDULE 5.5B	—	FINANCIAL STATEMENTS (SECOND CLOSING)

SCHEDULE 5.15A	—	EXISTING INDEBTEDNESS (FIRST CLOSING)

SCHEDULE 5.15B	—	EXISTING INDEBTEDNESS (SECOND CLOSING)

SCHEDULE 10.1	—	AFFILIATE TRANSACTIONS

SCHEDULE B-1	—	INFORMATION RELATING TO FIRST CLOSING PURCHASERS

SCHEDULE B-2	—	INFORMATION RELATING TO SECOND CLOSING PURCHASERS

EXHIBIT S	—	FORM OF SUPPLEMENT TO NOTE PURCHASE AGREEMENT

v

NEW MOUNTAIN FINANCE CORPORATION

787 7th Avenue, 48th Floor,

New York, NY 10019

5.313% SENIOR NOTES DUE MAY 15, 2021

September 30, 2016

TO EACH FIRST CLOSING PURCHASER LISTED IN SCHEDULE B-1

AND EACH SECOND CLOSING PURCHASER LISTED IN SCHEDULE B-2:

Ladies and Gentlemen:

Reference is hereby made to the Note Purchase Agreement, dated as of May 4, 2016 (the “Original Note Purchase Agreement”), between New Mountain Finance Corporation, a Delaware corporation (together with any successor thereto that becomes a party hereto pursuant to Section 10.2, the “Company”), and the original purchasers listed on Schedule B thereto (the “First Closing Purchasers”), under and pursuant to which $50,000,000 aggregate principal amount of the Company’s 5.313% Senior Notes due May 15, 2021 (the “First Closing Notes”) were originally issued.  First Closing Notes in the aggregate principal amount of $50,000,000 are outstanding on the date hereof.

Certain capitalized and other terms used in this Agreement are defined in Schedule A.  References to a “Schedule” are references to a Schedule attached to this Agreement unless otherwise specified.  References to a “Section” are references to a Section of this Agreement unless otherwise specified.

The Company now desires to amend and restate the Original Note Purchase Agreement to be in the form of this Agreement and to issue and sell additional notes hereunder.

The First Closing Purchasers are, collectively, the holders of one hundred percent (100%) of the aggregate principal amount of the First Closing Notes.  In consideration of the premises and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, and subject to the satisfaction of the conditions precedent set forth in Section 4, the First Closing Purchasers, by their execution of this Agreement, hereby agree and consent to the amendment and restatement, subject to Section 16, in its entirety of the Original Note Purchase Agreement by and into this Agreement.

NEW MOUNTAIN FINANCE CORPORATION	AMENDED AND RESTATED
NOTE PURCHASE AGREEMENT

The Company hereby agrees with each of the First Closing Purchasers and each of the Second Closing Purchasers (as hereinafter defined) that as of the Effective Date (as hereinafter defined) the Original Note Purchase Agreement is hereby amended and restated as follows:

SECTION 1.                                          AUTHORIZATION OF NOTES; INTEREST RATE.

Section 1.1.                     Authorization of Notes.

The Company had authorized the issue and sale of $50,000,000 aggregate principal amount of the First Closing Notes.  The First Closing Notes were sold to the First Closing Purchasers pursuant to the Original Note Purchase Agreement at a closing on May 6, 2016 (the “First Closing”).

The Company will authorize the issue and sale of $40,000,000 aggregate principal amount of its 5.313% Senior Notes due May 15, 2021 (as amended, restated or otherwise modified from time to time pursuant to Section 17 and including any such notes issued in substitution therefor pursuant to Section 13, the “Second Closing Notes” and together with the First Closing Notes, the “Series 2016 Notes”). Each Second Closing Note will be dated the date of issuance and be substantially in the form attached hereto as Exhibit 1.

The Series 2016 Notes, together with each Series of Additional Notes which may from time to time be issued pursuant to the provisions of Section 2.2, are collectively referred to as the “Notes” (such term shall also include any such notes as amended, restated or otherwise modified from time to time pursuant to Section 17 and including any such notes issued in substitution therefor pursuant to Section 13).

Section 1.2.                     Changes in Interest Rate.  (a) If at any time a Below Investment Grade Event occurs, then:

(i)                         as of the date of the occurrence of the Below Investment Grade Event to and until the date on which such Below Investment Grade Event is no longer continuing (as evidenced by the receipt and delivery to the holders of the Notes of any Rating necessary to cure such Below Investment Grade Event), the Notes shall bear interest at the Adjusted Interest Rate; provided that, such Adjusted Interest Rate shall not apply to the Notes held by holders who accepted an offer of prepayment pursuant to Section 8.10 with respect to such Notes and such Below Investment Grade Event (including, for the avoidance of doubt, for the period from the occurrence of such event to the acceptance of such offer of prepayment pursuant to Section 8.10); and

(ii)                      the Company shall promptly, and in any event within twenty (20) Business Days after the Section 8.10 Prepayment Offer Deadline, notify the holders of the Notes (other than the holders of the Notes who accepted an offer of prepayment pursuant to Section 8.10 with respect to such Notes and such Below Investment Grade Event) in writing, sent in the manner provided in Section 18, that a Below Investment Grade Event has occurred, which written notice shall be accompanied by evidence satisfactory to the

Required Holders to such effect and confirming the interest rate to be payable in respect of the Notes in consequence thereof.

(b)                     If at any time a Minimum Unsecured Debt Deficiency occurs, then:

(i)                         as of the date of the occurrence of the Minimum Unsecured Debt Deficiency to and until the date on which such Minimum Unsecured Debt Deficiency is no longer continuing (as evidenced by the receipt and delivery to the holders of the Notes of notice in writing, in the manner provided in Section 18, that such Minimum Unsecured Debt Deficiency has been cured), the Notes shall bear interest at the Adjusted Interest Rate; provided that, such Adjusted Interest Rate shall not apply to the Notes held by holders who accepted an offer of prepayment pursuant to Section 8.9 with respect to such Notes and such Minimum Unsecured Debt Deficiency (including, for the avoidance of doubt, for the period from the occurrence of such event to the acceptance of such offer of prepayment pursuant to Section 8.9); and

(ii)                          the Company shall promptly, and in any event within twenty (20) Business Days after the Section 8.9 Prepayment Offer Deadline, notify the holders of the Notes (other than the holders of the Notes who accepted an offer of prepayment pursuant to Section 8.9 with respect to such Notes and such Minimum Unsecured Debt Deficiency) in writing, sent in the manner provided in Section 18, that a Minimum Unsecured Debt Deficiency has occurred, which written notice shall be accompanied by evidence satisfactory to the Required Holders to such effect and confirming the interest rate to be payable in respect of the Notes in consequence thereof.

(c)                      Each holder of a Note shall, at the Company’s expense, use reasonable efforts to cooperate with any reasonable request made by the Company in connection with any rating appeal or application.

(d)                     The fees and expenses of any NRSRO and all other costs incurred in connection with obtaining, affirming or appealing a Rating pursuant to this Section 1.2 shall be borne by the Company.

(e)                      As used herein, “Adjusted Interest Rate” means the interest rate on the Notes shall be the rate per annum which is 1.00% above the stated rate of such Notes.  The Adjusted Interest Rate with respect to the Series 2016 Notes shall be 6.313% per annum.

(f)                     As used herein, a “Below Investment Grade Event” shall occur if

(i)                          at any time the Company has obtained a Rating from only one NRSRO, the then most recent Rating from such NRSRO that is in full force and effect (not having been withdrawn) is less than Investment Grade; or

(ii)                          at any time the Company has obtained a Rating from two NRSROs, the then lower of the most recent Ratings from the NRSROs that are in full force and effect (not having been withdrawn) is less than Investment Grade; or

(iii)                           at any time the Company has obtained a Rating from three or more NRSROs, the then second lowest of the most recent Ratings from the NRSROs that is in full force and effect (not having been withdrawn) is less than Investment Grade; or

(iv)                         at any time the Company shall have failed to receive and deliver to the holders of the Notes a Rating from at least one NRSRO as required pursuant to Section 9.8.

(g)                      Following the occurrence of an Event of Default, the Notes shall bear interest at the Default Rate as stated in the Note.

SECTION 2.                                          SALE AND PURCHASE OF NOTES.

Section 2.1.                     Second Closing Notes.  Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Second Closing Purchaser and each Second Closing Purchaser will purchase from the Company, at the Second Closing provided for in Section 3, Second Closing Notes in the principal amount specified opposite such Second Closing Purchaser’s name in Schedule B-2 at the purchase price of 100% of the principal amount thereof.  The Second Closing Purchasers’ obligations hereunder are several and not joint obligations and no Second Closing Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Second Closing Purchaser hereunder.

Section 2.2.                     Additional Series of Notes.  The Company may, from time to time, in its sole discretion but subject to the terms hereof, issue and sell one or more additional Series of its promissory notes under the provisions of this Agreement pursuant to a supplement (a “Supplement”) substantially in the form of Exhibit S.  Each additional Series of Notes (the “Additional Notes”) issued pursuant to a Supplement shall be subject to the following terms and conditions:

(i)                          each Series of Additional Notes, when so issued, shall be differentiated from all previous Series by sequential designation inscribed thereon;

(ii)                          Additional Notes of the same Series may consist of more than one different and separate tranches and may differ with respect to outstanding principal amounts, maturity dates, interest rates and premiums, if any, and price and terms of redemption or payment prior to maturity, but all such different and separate tranches of the same Series shall vote as a single class and constitute one Series;

(iii)                           each Series of Additional Notes shall be dated the date of issue, bear interest at such rate or rates, mature on such date or dates, be subject to such mandatory and optional prepayment on the dates and at the premiums, if any, have such additional or different conditions precedent to closing, such representations and warranties and such additional covenants as shall be specified in the Supplement under which such Additional Notes are issued and upon execution of any such Supplement, this Agreement shall be amended (a) to reflect such additional covenants without further action on the part of the holders of the Notes outstanding under this Agreement, provided, that any such additional covenants shall inure to the benefit of all holders of Notes so long as any Additional Notes issued pursuant to such Supplement remain outstanding, and (b) to reflect such representations and warranties as are contained in such Supplement for the benefit of the holders of such Additional Notes in accordance with the provisions of Section 16;

(iv)                         each Series of Additional Notes issued under this Agreement shall be in substantially the form of Exhibit 1 to Exhibit S hereto with such variations, omissions and insertions as are necessary or permitted hereunder;

(v)                        the minimum principal amount of any Note issued under a Supplement shall be $100,000, except as may be necessary to evidence the outstanding amount of any Note originally issued in a denomination of $100,000 or more;

(vi)                         all Additional Notes shall rank pari passu with all other outstanding Notes; and

(vii)                          no Additional Notes shall be issued hereunder if at the time of issuance thereof and after giving effect to the application of the proceeds thereof, any Default or Event of Default shall have occurred and be continuing.

SECTION 3.                                          EFFECTIVE DATE AND CLOSING.

On September 30, 2016, or such other Business Day thereafter as may be mutually agreed upon in writing by the Company, the Second Closing Purchasers and the First Closing Purchasers (the “Effective Date”), the Company shall execute and deliver to the First Closing Purchasers and the Second Closing Purchasers, at the offices of Chapman and Cutler LLP, 111 West Monroe Street, Chicago, Illinois 60603, at 10:00 A.M. Chicago time, or at such other place agreed to by the parties, this Agreement.

The sale and purchase of the Second Closing Notes to be purchased by each Second Closing Purchaser shall occur at the offices of Chapman and Cutler LLP, 111 W. Monroe Street, Chicago, Illinois 60603, at 10:00 a.m., Chicago time, at a closing (the “Second Closing”) on September 30, 2016.  At the Second Closing the Company will deliver to each Second Closing Purchaser the Second Closing Notes to be purchased by such Second Closing Purchaser in the form of a single Second Closing Note (or such greater number of Second Closing Notes in denominations of at least $100,000 as such Second Closing Purchaser may request) dated the date of the Second Closing and registered in such Second Closing Purchaser’s name (or in the name of its nominee), against delivery by such Second Closing Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account number xxxxxxxxxxxx at U.S. Bank National Association, in Boston, MA, ABA No. xxxxxxxxx.  If at the Second Closing, the Company shall fail to tender such Second Closing Notes to any Second Closing Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Second Closing Purchaser’s satisfaction, such Second Closing Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Second Closing Purchaser may have by reason of any of the conditions specified in Section 4 not having been fulfilled to such Second Closing Purchaser’s satisfaction or such failure by the Company to tender such Second Closing Notes.

SECTION 4.                                          CONDITIONS TO CLOSING.

The effectiveness of this Agreement shall be subject to the fulfillment to each First Closing Purchaser’s and Second Closing Purchaser’s satisfaction, prior to or on the Effective Date, and each Second Closing Purchaser’s obligation to purchase and pay for the Second Closing Notes to be sold to such Second Closing Purchaser at the Second Closing is subject to the fulfillment to such Second Closing Purchaser’s satisfaction, prior to or at the Second Closing, of the following conditions:

Section 4.1.                     Representations and Warranties.  The representations and warranties of the Company in this Agreement shall be correct when made and at the Effective Date and the Second Closing.

Section 4.2.                     Performance; No Default.  The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Effective Date and the Second Closing.  Before and after giving effect to the issue and sale of the Second Closing Notes (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing.  Neither the Company nor any Subsidiary shall have entered into any transaction since May 4, 2016 that would have been prohibited by Section 10 had such Section applied since such date.

Section 4.3.                     Compliance Certificates.

(a)                     Officer’s Certificate.  The Company shall have delivered to such Second Closing Purchaser an Officer’s Certificate, dated the date of the Second Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

(b)                     Secretary’s Certificate.  The Company shall have delivered to such Second Closing Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of the Second Closing, certifying as to (i) the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and this Agreement and (ii) the Company’s organizational documents as then in effect.

Section 4.4.                                Opinions of Counsel.  Such Second Closing Purchaser shall have received opinions in form and substance satisfactory to such Second Closing Purchaser, dated the date of the Second Closing (a) from Sutherland Asbill & Brennan LLP, counsel for the Company, covering the matters set forth in Schedule 4.4(a) and covering such other matters incident to the transactions contemplated hereby as such Second Closing Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers) and (b) from Chapman and Cutler LLP, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Schedule 4.4(b) and covering such other matters incident to such transactions as such Second Closing Purchaser may reasonably request.

Section 4.5.                     Purchase Permitted By Applicable Law, Etc.  On the date of the Second Closing such Second Closing Purchaser’s purchase of Second Closing Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof.  If requested by such Second Closing Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

Section 4.6.                     Sale of Other Second Closing Notes.  Contemporaneously with the Second Closing the Company shall sell to each other Second Closing Purchaser and each other Second Closing Purchaser shall purchase the Second Closing Notes to be purchased by it at the Second Closing as specified in Schedule B-2.

Section 4.7.                     Payment of Special Counsel Fees.  Without limiting Section 15.1, the Company shall have paid on or before the Second Closing the fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Effective Date and the Second Closing.

Section 4.8.                     Private Placement Number.  A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for the Notes.

Section 4.9.                     Changes in Corporate Structure.  The Company shall not have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5 or, with respect to any series of Additional Notes, in any applicable Supplement thereto.

Section 4.10.                     Funding Instructions.  At least three Business Days prior to the date of the Second Closing, each Second Closing Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3 including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the Notes is to be deposited.

Section 4.11.                     Rating.  On the date of the Second Closing, the Notes shall be rated “BBB+” or better by Egan-Jones.

Section 4.12.                     Consent of Holders of Other Indebtedness.  On or prior to the date of the Second Closing, any consents or approvals required to be obtained from any holder or holders of any outstanding Indebtedness of the Company or its Subsidiaries and any amendments of agreements pursuant to which any Indebtedness may have been issued which shall be necessary to permit the consummation of the transactions contemplated hereby shall have been obtained (and shall be in full force and effect on the date of the Second Closing) and shall be satisfactory to such Second Closing Purchaser and its special counsel.

Section 4.13.                     Proceedings and Documents.  All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

Section 4.14.                     Conditions to Issuance of Additional Notes.  The obligations of the Additional Purchasers to purchase any Additional Notes shall be subject to the following conditions precedent, in addition to the conditions specified in the Supplement pursuant to which such Additional Notes may be issued:

(a)                        Compliance Certificate.  A duly authorized Senior Financial Officer shall execute and deliver to each Additional Purchaser and each holder of Notes an Officer’s Certificate dated the date of issue of such Series of Additional Notes stating that such officer has reviewed the provisions of this Agreement (including any Supplements hereto) and setting forth the information and computations (in sufficient detail) required in order to establish whether the Company is in compliance with the requirements of Section 10.7 on such date (based upon the financial statements for the most recent fiscal quarter ended prior to the date of such certificate but after giving effect to the issuance of the Additional Series of Notes and the application of the proceeds thereof).

(b)                        Execution and Delivery of Supplement.  The Company and each such Additional Purchaser shall execute and deliver a Supplement substantially in the form of Exhibit S hereto.

(c)                         Representations of Additional Purchasers.  Each Additional Purchaser shall have confirmed in the Supplement that the representations set forth in Section 6 are true with respect to such Additional Purchaser on and as of the date of issue of the Additional Notes.

(d)                        Execution and Delivery of Guaranty Ratification.  Each Subsidiary Guarantor, if any, shall execute and deliver a ratification of its Subsidiary Guaranty.

SECTION 5.                                          REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to each Purchaser, as of the Effective Date and date of the First Closing and the Second Closing (or, if any such representations and warranties expressly relate to an earlier date, then as of such earlier date), that:

Section 5.1.                     Organization; Power and Authority.  The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.

Section 5.2.                     Authorization, Etc.  This Agreement and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3.                     Disclosure.  (a) The Company, through its agent, Incapital LLC, has delivered to each Purchaser a copy of the documents, certificates or other writings identified in, as of the date of the First Closing, Schedule 5.3A or, as of the Effective Date and date of the Second Closing, Schedule 5.3B (the “Initial Disclosure Materials”), relating to the transactions contemplated hereby.  The Initial Disclosure Materials fairly describe, in all material respects, the general nature of the business and principal properties of the Company and its Subsidiaries.  This Agreement, the Initial Disclosure Materials, the financial statements listed in Schedule 5.5 and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company (other than financial projections, pro forma financial information, and other forward-looking information referenced in Section 5.3(b)) on or prior to September 30, 2016 in connection with the transactions contemplated hereby and identified in, as of the date of the First Closing, Schedule 5.3A or, as of the Effective Date and date of the Second Closing, Schedule 5.3B (this Agreement, the Initial Disclosure Materials and such documents, certificates or other writings, including, without limitation, valuations of Investments of the Company, and such financial statements delivered to each Purchaser (other than financial projections, pro forma financial information, and other forward-looking information referenced in Section 5.3(b)) being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made.  Except as disclosed in the Disclosure Documents, since December 31, 2015, there has been no change in the financial condition, operations, business, properties or prospects of the Company or any Subsidiary except changes that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.

(b)                     All financial projections, pro forma financial information and other forward-looking information which has been delivered to each Purchaser by or on behalf of the Company in connection with the transactions contemplated by this Agreement are based upon good faith assumptions and, in the case of financial projections and pro forma financial information, good faith estimates, in each case, believed to be reasonable at the time made, it being recognized that (i) such financial information as it relates to future events is subject to significant uncertainty and contingencies (many of which are beyond the control of the Company) and are therefore not to be viewed as fact, and (ii) actual results during the period or periods covered by such financial information may materially differ from the results set forth therein.

Section 5.4.                     Organization and Ownership of Shares of Subsidiaries; Affiliates.  (a) As of the date of the First Closing, Schedule 5.4A or, as of the Effective Date and date of the Second Closing, Schedule 5.4B contains (except as noted therein) complete and correct lists of (i) the Company’s Subsidiaries, showing, as to each Subsidiary, the name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary, (ii) the Company’s Affiliates, other than Subsidiaries, and (iii) the Company’s directors and senior officers.

(b)                     All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in, as of the date of the First Closing, Schedule 5.4A or, as of the Effective Date and date of the Second Closing, Schedule 5.4B as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by the Company or another Subsidiary free and clear of any Lien that is prohibited by this Agreement.

(c)                      Each Subsidiary is a corporation or other legal entity duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and, where applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(d)                     No Subsidiary is subject to any legal, regulatory, contractual or other restriction (other than the agreements listed on, as of the date of the First Closing, Schedule 5.4A or, as of the Effective Date and date of the Second Closing, Schedule 5.4B and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or to any other Subsidiary of the Company that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

Section 5.5.                     Financial Statements; Material Liabilities.  The Company has delivered to each Purchaser copies of the financial statements of the Company and its Subsidiaries listed on, as of the date of the First Closing, Schedule 5.5A or, as of the Effective Date and date of the Second Closing, Schedule 5.5B.  All of such financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).   The Company and its Subsidiaries do not have any Material liabilities that are not disclosed in the Disclosure Documents.

Section 5.6.                     Compliance with Laws, Other Instruments, Etc.  The execution, delivery and performance by the Company of this Agreement and the Notes will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, (A) the corporate charter, by-laws or shareholders agreement of the Company or any Subsidiary or (B) any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary, in each case, except where any of the foregoing (other than clause (i)(A) above), individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.7.                     Governmental Authorizations, Etc.  No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Notes, other than any filing required under the Securities Exchange Act of 1934 or the rules or regulations promulgated thereunder on Form 8-K, Form 10-Q, or Form 10-K.

Section 5.8.                     Litigation; Observance of Agreements, Statutes and Orders.  (a) There are no actions, suits, investigations or proceedings pending or, to the best knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                     Neither the Company nor any Subsidiary is (i) in default under any agreement or instrument to which it is a party or by which it is bound, (ii) in violation of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or (iii) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority (including, without limitation, Environmental Laws, the USA PATRIOT Act or any of the other laws and regulations that are referred to in Section 5.16), which default or violation could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.9.                     Taxes.  The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) where the failure to file or pay, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP.  The Company knows of no basis for any other tax or assessment that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of U.S. federal, state or other taxes for all fiscal periods are adequate.  The U.S. federal income tax liabilities of the Company and its Subsidiaries have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended December 31, 2011.

Section 5.10.                     Title to Property; Leases.  The Company and its Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after such date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement.  All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

Section 5.11.                     Licenses, Permits, Etc.  (a) The Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others, except for any such conflicts that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)                     To the best knowledge of the Company, no product or service of the Company or any of its Subsidiaries infringes any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c)                      To the best knowledge of the Company, there is no violation by any Person of any right of the Company or any of its Subsidiaries with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries, except for any such violations that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.12.                     Compliance with ERISA.  Neither the Company nor any ERISA Affiliate maintains, contributes to or is obligated to maintain or contribute to, or has, at any time within the past six years, maintained, contributed to or been obligated to maintain or contribute to, any employee benefit plan which is subject to Title I or Title IV of ERISA or section 4975 of the Code.  Neither the Company nor any ERISA Affiliate is, or has ever been at any time within the past six years, a “party in interest” (as defined in section 3(14) of ERISA) or a “disqualified person” (as defined in section 4975 of the Code) with respect to any Plan.

Section 5.13.                     Private Offering by the Company.  Neither the Company nor anyone acting on its behalf has offered the Series 2016 Notes or any similar Securities for sale to, or solicited any offer to buy the Series 2016 Notes or any similar Securities from, or otherwise approached or negotiated in respect thereof with, any Person other than the First Closing Purchasers and the Second Closing Purchasers and not more than 7 other Institutional Investors, each of which has been offered the Series 2016 Notes at a private sale for investment.  Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Series 2016 Notes to the registration requirements of section 5 of the Securities Act or to the registration requirements of any Securities or blue sky laws of any applicable jurisdiction.

Section 5.14.                     Use of Proceeds; Margin Regulations.  The Company will apply the proceeds of the sale of the Series 2016 Notes to repay outstanding Indebtedness of the Company and its Subsidiaries and/or for other general corporate purposes of the Company, including the acquisition and funding (either directly or through one or more wholly-owned Subsidiaries) of leveraged loans, mezzanine loans, high-yield securities, convertible securities, preferred stock, common stock, and other Portfolio Investments.  No part of the proceeds from the sale of the Series 2016 Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220).  Margin stock does not constitute more than 10% of the value of the consolidated assets of the Company and the Company does not have any present intention that margin stock will constitute more than 10% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.15.                     Existing Indebtedness; Future Liens.  (a) Except as described therein, Schedule 5.15A sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries as of March 31, 2016 and Schedule 5.15B sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries as of

June 30, 2016 (including descriptions of the obligors and obligees, principal amounts outstanding, any collateral therefor and any Guaranties thereof), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Subsidiaries.  Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b)                     Except as disclosed in, as of the date of the First Closing, Schedule 5.15A or, as of the Effective Date and date of the Second Closing, Schedule 5.15B, neither the Company nor any Subsidiary has agreed or consented to cause or permit any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness or to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness.

(c)                      Neither the Company nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or such Subsidiary, any agreement relating thereto or any other agreement (including, but not limited to, its charter or any other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company, except as disclosed in, as of the date of the First Closing, Schedule 5.15A or, as of the Effective Date and date of the Second Closing, Schedule 5.15B.

Section 5.16.                     Foreign Assets Control Regulations, Etc.  (a) Neither the Company nor any Controlled Entity is (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, United States Department of the Treasury (“OFAC”) (an “OFAC Listed Person”), (ii) an agent, department, or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person, entity, organization, foreign country or regime that is subject to any OFAC Sanctions Program, or (iii) otherwise blocked, subject to sanctions under or engaged in any activity in violation of other United States economic sanctions, including but not limited to, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Comprehensive Iran Sanctions, Accountability and Divestment Act (“CISADA”) or any similar law or regulation with respect to Iran or any other country, the Sudan Accountability and Divestment Act, any OFAC Sanctions Program, or any economic sanctions regulations administered and enforced by the United States or any enabling legislation or executive order relating to any of the foregoing (collectively, “U.S. Economic Sanctions”) (each OFAC Listed Person and each other Person, entity, organization and government of a country described in clause (i), clause (ii) or clause (iii), a “Blocked Person”).  Neither the Company nor any Controlled Entity has been notified that its name appears or may in the future appear on a state list of Persons that engage in investment or other commercial activities in Iran or any other country that is subject to U.S. Economic Sanctions.

(b)                     No part of the proceeds from the sale of the Notes constitutes or will constitute funds obtained on behalf of any Blocked Person or Canada Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (i) in connection with any investment in, or any transactions or dealings with, any Blocked Person or Canada Blocked Person, or (ii) otherwise in violation of U.S. Economic Sanctions or Canadian Economic Sanctions.

(c)                      Neither the Company nor any Controlled Entity (i) has been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act, any similar provisions of the Criminal Code (Canada), any U.S. Economic Sanctions, any Canadian Economic Sanctions or any other United States or Canadian law or regulation governing such activities (collectively, “Anti-Money Laundering Laws”) or any U.S. Economic Sanctions violations, (ii) to the Company’s actual knowledge after making due inquiry, is under investigation by any Governmental Authority for possible violation of Anti-Money Laundering Laws or any U.S. Economic Sanctions violations, (iii) has been assessed civil penalties under any Anti-Money Laundering Laws or any U.S. Economic Sanctions, or (iv) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws and U.S. Economic Sanctions and Canadian Economic Sanctions Laws.

(d)                     (1) Neither the Company nor any Controlled Entity (i) has been charged with, or convicted of bribery or any other anti-corruption related activity under any applicable law or regulation in a U.S. or any non-U.S. country or jurisdiction, including but not limited to, the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act 2010 and any similar provisions of the Criminal Code (Canada) (collectively, “Anti-Corruption Laws”), (ii) to the Company’s actual knowledge after making due inquiry, is under investigation by any U.S. or non-U.S. Governmental Authority for possible violation of Anti-Corruption Laws, (iii) has been assessed civil or criminal penalties under any Anti-Corruption Laws or (iv) has been or is the target of sanctions imposed by the United Nations or the European Union;

(2)                     To the Company’s actual knowledge after making due inquiry, neither the Company nor any Controlled Entity has, within the last five years, directly or indirectly offered, promised, given, paid or authorized the offer, promise, giving or payment of anything of value to a Governmental Official or a commercial counterparty for the purposes of: (i) influencing any act, decision or failure to act by such Governmental Official in his or her official capacity or such commercial counterparty, (ii) inducing a Governmental Official to do or omit to do any act in violation of the Governmental Official’s lawful duty, or (iii) inducing a Governmental Official or a commercial counterparty to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity; in each case in order to obtain, retain or direct business or to otherwise secure an improper advantage in violation of any applicable law or regulation or which would cause any holder to be in violation of any law or regulation applicable to such holder; and

(3)                     No part of the proceeds from the sale of the Notes will be used, directly or indirectly, for any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage.  The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Corruption Laws.

(e)                      Neither the Company nor any Controlled Entity is (i) a Canada Blocked Person, (ii) an agent, department, or instrumentality of, or is otherwise controlled by or knowingly acting on behalf of, directly or indirectly, any such Person, or (iii) otherwise blocked, subject to sanctions under or engaged in any activity in violation of any Canadian Economic Sanctions Laws.  Neither the Company nor any Controlled Entity has been notified by a governmental authority in Canada that its name appears or has been proposed for inclusion on a list of Persons maintained by a governmental authority in Canada that engage in investment or other commercial activities in any country that is subject to Canadian Economic Sanctions Laws.  Neither the Company nor any Controlled Entity knowingly engages in any dealings or transactions with any Canada Blocked Person.

Section 5.17.                     Status under Certain Statutes.  Neither the Company nor any Subsidiary is subject to regulation under the Public Utility Holding Company Act of 2005, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

Section 5.18.                     Environmental Matters.  (a) Neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim and no proceeding has been instituted asserting any claim against the Company or any of its Subsidiaries or any of their respective real properties or other assets now or formerly owned, leased or operated by any of them, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(b)                     Neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c)                      Neither the Company nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them in a manner which is contrary to any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(d)                     Neither the Company nor any Subsidiary has disposed of any Hazardous Materials in a manner which is contrary to any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(e)                      All buildings on all real properties now owned, leased or operated by the Company or any Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.19.                     Investment Company Act.

(a)                     Status as Business Development Company.  The Company has elected to be regulated as a “business development company” within the meaning of the Investment Company Act and qualifies as a RIC.

(b)                     Compliance with Investment Company Act.  The business and other activities of the Company and its Subsidiaries, including the issuance of the Notes hereunder, the application of the proceeds and repayment thereof by the Company and the consummation of the transactions contemplated by this Agreement do not result in a violation or breach in any material respect of the provisions of the Investment Company Act or any rules, regulations or orders issued by the SEC thereunder, in each case that are applicable to the Company and its Subsidiaries.

(c)                      Investment Policies.  The Company is in compliance in all respects with the Investment Policies, except to the extent that the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.                                          REPRESENTATIONS OF THE PURCHASERS.

Section 6.1.                     Purchase for Investment.  Each Second Closing Purchaser severally represents that it is purchasing the Second Closing Notes for its own account or for one or more separate accounts maintained by such Second Closing Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Second Closing Purchaser’s or their property shall at all times be within such Second Closing Purchaser’s or their control.  Each Second Closing Purchaser understands that the Second Closing Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

Section 6.2.                     Source of Funds.  Each Second Closing Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Second Closing Purchaser to pay the purchase price of the Notes to be purchased by such Second Closing Purchaser hereunder:

(a)                        the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Second Closing Purchaser’s state of domicile; or

(b)                        the Source is a separate account that is maintained solely in connection with such Second Closing Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c)                         the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Second Closing Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d)                        the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d);or

(e)                         the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of

“control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f)                        the Source is a governmental plan; or

(g)                         the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h)                        the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

SECTION 7.                                          INFORMATION AS TO COMPANY.

Section 7.1.                     Financial and Business Information.  The Company shall deliver to each holder of a Note that is an Institutional Investor:

(a)                        Quarterly Statements — within 60 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Company’s Quarterly Report on Form 10-Q (the “Form 10-Q”) with the SEC regardless of whether the Company is subject to the filing requirements thereof) after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

(i)                          a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and

(ii)                          consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Company’s Form 10-Q prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(a);

(b)                        Annual Statements — within 105 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Company’s Annual Report on Form 10-K (the “Form 10-K”) with the SEC regardless of whether the Company is subject to the filing requirements thereof) after the end of each fiscal year of the Company, duplicate copies of

(i)                          a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, and

(ii)                          consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon (without a “going concern” or similar qualification or exception and without any qualification or exception as to the scope of the audit on which such opinion is based) of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that the delivery within the time period specified above of the Company’s Form 10-K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Securities Exchange Act of 1934) prepared in accordance with the requirements therefor and filed with the SEC, shall be deemed to satisfy the requirements of this Section 7.1(b);

(c)                         [Reserved];

(d)                        Notice of Default or Event of Default — promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(e)                         [Reserved];

(f)                        Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;

(g)                         Resignation or Replacement of Auditors — within ten days following the date on which the Company’s auditors resign or the Company elects to change auditors, as the case may be, notification thereof, together with such supporting information as the Required Holders may request;

(h)                        Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of a Note;

(i)                          Other Material Developments — with reasonable promptness, any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect; and

(j)                         Supplements — promptly, and in any event within 10 Business Days after the execution and delivery of any Supplement, a copy thereof.

Section 7.2.                     Officer’s Certificate.  Each set of financial statements delivered to a holder of a Note pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer:

(a)                        Covenant Compliance — setting forth the information from such financial statements that is required in order to establish whether the Company was in compliance with the requirements of Section 10.7 [Certain Financial Covenants], including, without limitation, any Existing Facility Additional Provision or New Facility Additional Provision, during the quarterly or annual period covered by the statements then being furnished, (including with respect to each such provision that involves mathematical calculations, the information from such financial statements that is required to perform such calculations) and detailed calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Section, and the calculation of the amount, ratio or percentage then in existence.  In the event that the Company or any Subsidiary has made an election to measure any financial liability using fair value (which election is being disregarded for purposes of determining compliance with this Agreement pursuant to Section 22.2) as to the period covered by any such financial statement, such Senior Financial Officer’s certificate as to such period shall include a reconciliation from GAAP with respect to such election; and

(b)                        Event of Default — certifying that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

Section 7.3.                     Visitation.  The Company shall permit the representatives of each holder of a Note that is an Institutional Investor:

(a)                        No Default — if no Default or Event of Default then exists, at the expense of such holder and upon not less than ten (10) Business Days prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

(b)                        Default — if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

Section 7.4.                     Electronic Delivery.  Financial statements, opinions of independent certified public accountants, other information and Officer’s Certificates that are required to be delivered by the Company pursuant to Sections 7.1(a) or (b) and Section 7.2 shall be deemed to have been delivered if the Company satisfies any of the following requirements with respect thereto:

(i)                                such financial statements satisfying the requirements of Section 7.1(a) or (b) and related Officer’s Certificate satisfying the requirements of Section 7.2 are delivered to each holder of a Note by e-mail;

(ii)                                 the Company shall have filed such Form 10—Q or Form 10—K, satisfying the requirements of Section 7.1(a) or Section 7.1(b), as the case may be, with the SEC on EDGAR and shall have made such form and the related Officer’s Certificate satisfying the requirements of Section 7.2 available on its home page on the internet, which is located at http://www.newmountainfinance.com as of the date of this Agreement, or shall have delivered such certificate to each holder of a Note by e-mail; or

(iii)                                  such financial statements satisfying the requirements of Section 7.1(a) or Section 7.1(b) and related Officer’s Certificate(s) satisfying the requirements of Section 7.2 are timely posted by or on behalf of the Company on IntraLinks or on any other similar website to which each holder of Notes has free access;

provided however, that in the case of any of clauses (ii) or (iii), the Company shall have given each holder of a Note written notice, which may be by e-mail, included in the Officer’s Certificate delivered pursuant to Section 7.2, or in accordance with Section 18, of such posting or filing in connection with each delivery, provided further, that upon request of any holder to receive paper copies of such forms, financial statements and Officer’s Certificates or to receive them by e-mail, the Company will promptly e-mail them or deliver such paper copies, as the case may be, to such holder.

SECTION 8.                                          PAYMENT AND PREPAYMENT OF THE NOTES.

Section 8.1.                     Maturity.  As provided therein, the entire unpaid principal balance of each Note shall be due and payable on the Maturity Date thereof.

Section 8.2.                     Optional Prepayments with Make-Whole Amount.  The Company may, at its option, upon notice as provided below, prepay at any time, all, or from time to time any part, of the Notes, in an amount not less than 10% of the aggregate principal amount of the Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, and the Make-Whole Amount determined for the prepayment date with respect to such principal amount; provided, that at any time on or after February 15, 2021 the Company may, at its option, upon notice as provided below, prepay all or any part of the Notes at 100% of the principal amount so prepaid, together with, in each case, accrued interest to the prepayment date.  The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than ten days and not more than 60 days prior to the date fixed for such prepayment unless the Company and the Required Holders agree to another time period pursuant to Section 17.  Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation.  Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

Section 8.3.                     Allocation of Partial Prepayments.  In the case of each partial prepayment of the Notes pursuant to Section 8.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.  All partial prepayments made pursuant to Sections 8.8, 8.9 and 8.10 shall be applied only to the Notes of the holders who have accepted the offer of prepayment and shall be allocated among all such Notes in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

Section 8.4.                     Maturity; Surrender, Etc.          In the case of each optional prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any.  From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue.  Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 8.5.                     Purchase of Notes.  The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with this Agreement and the Notes or (b) pursuant to an offer to purchase made by the Company or an Affiliate pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions.  Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least 10 Business Days.  If the holders of more than 25% of the principal amount of the Notes then outstanding accept such offer, the Company shall promptly notify the remaining holders of such fact and the expiration date for the acceptance by holders of Notes of such offer shall be extended by the number of days necessary to give each such remaining holder at least 5 Business Days from its receipt of such notice to accept such offer.  The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

Section 8.6.                     Make-Whole.

“Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal; provided that the Make-Whole Amount may in no event be less than zero.  For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by the yield(s) reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.  If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between the yields Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life.  The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date.  If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life.  The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a 360-day year composed of twelve 30-day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.4 or Section 12.1.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

Section 8.7.                     Payments Due on Non-Business Days.  Anything in this Agreement or the Notes to the contrary notwithstanding, (x) subject to clause (y), any payment of interest on any Note that is due on a date that is not a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; and (y) any payment of principal of or Make-Whole Amount on any Note (including principal due on the Maturity Date of such Note) that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

Section 8.8.                     Change in Control.

(a)                     Notice of Change in Control.  The Company will, within five Business Days after any Responsible Officer has knowledge of the occurrence of any Change in Control, give written notice of such Change in Control to each holder of Notes.  Such notice shall contain and constitute an offer to prepay Notes as described in subparagraph (c) of this Section 8.8 and shall be accompanied by the certificate described in subparagraph (g) of this Section 8.8.

(b)                     [Reserved].

(c)                      Offer to Prepay Notes.  The offer to prepay Notes contemplated by subparagraph (a) of this Section 8.8 shall be an offer to prepay, in accordance with and subject to this Section 8.8, all, but not less than all, the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Section 8.8 Proposed Prepayment Date”).  Such date shall be not less than 30 days and not more than 60 days after the date of such offer (if the Section 8.8 Proposed Prepayment Date shall not be specified in such offer, the Section 8.8 Proposed Prepayment Date shall be the first Business Day after the 45th day after the date of such offer).

(d)                     Acceptance/Rejection.  A holder of Notes may accept the offer to prepay made pursuant to this Section 8.8 by causing a notice of such acceptance to be delivered to the Company not later than 15 days after receipt by such holder of the most recent offer of prepayment.  A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.8 shall be deemed to constitute rejection of such offer by such holder.

(e)                      Prepayment.  Prepayment of the Notes to be prepaid pursuant to this Section 8.8 shall be at 100% of the principal amount of such Notes, together with interest on such Notes accrued to, but excluding, the date of prepayment, but without Make-Whole Amount or other premium.  The prepayment shall be made on the Section 8.8 Proposed Prepayment Date except as provided in subparagraph (f) of this Section 8.8.

(f)                     [Reserved].

(g)                      Officer’s Certificate.  Each offer to prepay the Notes pursuant to this Section 8.8 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying:  (i) the Section 8.8 Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 8.8; (iii) the principal amount of each Note offered to be prepaid; (iv) the interest that would be due on each Note offered to be prepaid, accrued to, but excluding, the Section 8.8 Proposed Prepayment Date; (v) that the conditions of this Section 8.8 have been fulfilled; and (vi) in reasonable detail, the nature and date of the Change in Control.

(h)                     [Reserved].

(i)                      All calculations contemplated in this Section 8.8 involving the capital stock of any Person shall be made with the assumption that all convertible Securities of such Person then outstanding and all convertible Securities issuable upon the exercise of any warrants, options and other rights outstanding at such time were converted at such time and that all options, warrants and similar rights to acquire shares of capital stock of such Person were exercised at such time.

Section 8.9.                     Prepayment on Minimum Unsecured Debt Deficiency Without Make-Whole.

(a)                     Notice of Minimum Unsecured Debt Deficiency.  In the event that any Minimum Unsecured Debt Deficiency shall exist, the Company may within ten Business Days after the occurrence of the Minimum Unsecured Debt Deficiency (the “Section 8.9 Prepayment Offer Deadline”) offer to prepay all, but not less than all, of the Notes.

(b)                     Offer to Prepay Notes.  The offer to prepay the Notes contemplated by paragraph (a) of this Section 8.9 shall be an offer to prepay, in accordance with and subject to this Section 8.9, the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Section 8.9 Proposed Prepayment Date”).  The Section 8.9 Proposed Prepayment Date shall be not less than 30 days and not more than 90 days after the date of such offer (if the Section 8.9 Proposed Prepayment Date shall not be specified in such offer, the Section 8.9 Proposed Prepayment Date shall be the first Business Day after the 45th day after the date of such offer).

(c)                      Rejection.  A holder of the Notes may accept the offer to prepay made pursuant to this Section 8.9 by causing a notice of such acceptance to be delivered to the Company not later than 15 days after receipt by such holder of the most recent offer of prepayment.  A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.9 shall be deemed to constitute a rejection of such offer by such holder.

(d)                     Prepayment.  Prepayment of the Notes to be prepaid pursuant to this Section 8.9 shall be at 100% of the principal amount of such Notes, together with interest on such Notes accrued to, but excluding, the date of prepayment, but without any Make-Whole Amount or any other premium.

(e)                      Officer’s Certificate.  Each offer to prepay the Notes pursuant to this Section 8.9 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying:

(i)                          the Section 8.9 Proposed Prepayment Date;

(ii)                          that such offer is made pursuant to this Section 8.9;

(iii)                           the principal amount of each Note offered to be prepaid;

(iv)                         the interest that would be due on each Note offered to be prepaid, accrued to, but excluding, the Section 8.9 Proposed Prepayment Date;

(v)                        that the conditions of this Section 8.9 have been fulfilled; and

(vi)                         in reasonable detail, the nature and amount of the Minimum Unsecured Debt Deficiency.

Section 8.10.                     Prepayment on Below Investment Grade Event Without Make-Whole.

(a)                     Notice of Below Investment Grade Event.  In the event that any Below Investment Grade Event shall exist, the Company may within ten Business Days after the occurrence of the Below Investment Grade Event (the “Section 8.10 Prepayment Offer Deadline”) offer to prepay all, but not less than all, of the Notes.

(b)                     Offer to Prepay Notes.  The offer to prepay the Notes contemplated by paragraph (a) of this Section 8.10 shall be an offer to prepay, in accordance with and subject to this Section 8.10, the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Section 8.10 Proposed Prepayment Date”).  The Section 8.10 Proposed Prepayment Date shall be not less than 30 days and not more than 90 days after the date of such offer (if the Section 8.10 Proposed Prepayment Date shall not be specified in such offer, the Section 8.10 Proposed Prepayment Date shall be the first Business Day after the 45th day after the date of such offer).

(c)                      Rejection.  A holder of the Notes may accept the offer to prepay made pursuant to this Section 8.10 by causing a notice of such acceptance to be delivered to the Company not later than 15 days after receipt by such holder of the most recent offer of prepayment.  A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.10 shall be deemed to constitute a rejection of such offer by such holder.

(d)                     Prepayment.  Prepayment of the Notes to be prepaid pursuant to this Section 8.10 shall be at 100% of the principal amount of such Notes, together with interest on such Notes accrued to, but excluding, the date of prepayment, but without any Make-Whole Amount or any other premium.

(e)                      Officer’s Certificate.  Each offer to prepay the Notes pursuant to this Section 8.10 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying:

(i)                          the Section 8.10 Proposed Prepayment Date;

(ii)                          that such offer is made pursuant to this Section 8.10;

(iii)                           the principal amount of each Note offered to be prepaid;

(iv)                         the interest that would be due on each Note offered to be prepaid, accrued to, but excluding, the Section 8.10 Proposed Prepayment Date;

(v)                        that the conditions of this Section 8.10 have been fulfilled; and

(vi)                         in reasonable detail, the nature of the Below Investment Grade Event.

SECTION 9.                                          AFFIRMATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:

Section 9.1.                     Compliance with Laws.  Without limiting Section 10.4, the Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA, Environmental Laws, the USA PATRIOT Act and the other laws and regulations that are referred to in Section 5.16, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Without limiting the foregoing, the Company will, and will cause its Subsidiaries to, conduct its business and other activities in compliance in all Material respects with the applicable provisions of the Investment Company Act and any applicable rules, regulations or orders issued by the SEC thereunder.

Section 9.2.                     Insurance.  The Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

Section 9.3.                     Maintenance of Properties.  The Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.4.                     Payment of Taxes and Claims.  The Company will, and will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need pay any such tax, assessment, charge, levy or claim if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the nonpayment of all such taxes, assessments, charges, levies and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.5.                     Corporate Existence, Etc.  Subject to Section 10.2, the Company will at all times preserve and keep its corporate existence in full force and effect.  Subject to Section 10.2, the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Company or a Wholly-Owned Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

Section 9.6.                     Books and Records.  The Company will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such Subsidiary, as the case may be.  The Company will, and will cause each of its Subsidiaries to, keep books, records and accounts which, in reasonable detail, accurately reflect all transactions and dispositions of assets.  The Company and its Subsidiaries have devised a system of internal accounting controls sufficient to provide reasonable assurances that their respective books, records, and accounts accurately reflect all transactions and dispositions of assets and the Company will, and will cause each of its Subsidiaries to, continue to maintain such system.

Section 9.7.                     Subsidiary Guarantors.  The Company will cause each of its Subsidiaries (other than Financing Subsidiaries and Foreign Subsidiaries) that (i) guarantees any Indebtedness under any Material Credit Facility for which the Company is a borrower or (ii) otherwise becomes liable at any time, whether as a borrower or an additional or co-borrower or otherwise, for or in respect of any Indebtedness under any Material Credit Facility for which the Company is a guarantor to concurrently therewith:

(a)                        enter into an agreement in form and substance satisfactory to the Required Holders providing for the guaranty by such Subsidiary, on a joint and several basis with all other such Subsidiaries, of (i) the prompt payment in full when due of all amounts payable by the Company pursuant to the Notes (whether for principal, interest, Make-Whole Amount or otherwise) and this Agreement, including, without limitation, all indemnities, fees and expenses payable by the Company thereunder and (ii) the prompt, full and faithful performance, observance and discharge by the Company of each and every covenant, agreement, undertaking and provision required pursuant to the Notes or this Agreement to be performed, observed or discharged by it (a “Subsidiary Guaranty”); and

(b)                        deliver the following to each of holder of a Note:

(i)                          an executed counterpart of such Subsidiary Guaranty;

(ii)                          a certificate signed by an authorized responsible officer of such Subsidiary containing representations and warranties on behalf of such Subsidiary to the same effect, mutatis mutandis, as those contained in Sections 5.1, 5.2, 5.6, and 5.7 of this Agreement (but with respect to such Subsidiary and such Subsidiary Guaranty rather than the Company);

(iii)                           all documents as may be reasonably requested by the Required Holders to evidence the due organization, continuing existence and good standing of such Subsidiary and the due authorization by all requisite action on the part of such Subsidiary of the execution and delivery of such Subsidiary Guaranty and the performance by such Subsidiary of its obligations thereunder; and

(iv)                         an opinion of counsel reasonably satisfactory to the Required Holders covering such matters relating to such Subsidiary and such Subsidiary Guaranty as the Required Holders may reasonably request.

Section 9.8.                     Rating Confirmation.  The Company covenants and agrees that, at its sole cost and expense, it shall cause to be maintained at all times a Rating from at least one NRSRO that indicates that it will monitor the rating on an ongoing basis.  No later than May 15 of each year (beginning May 15, 2017) the Company further covenants and agrees it shall provide a notice to each of the holders of the Notes sent in the manner provided in Section 18 with respect to all then current Ratings.

Section 9.9.                     Status of RIC and BDC.  The Company shall at all times, subject to applicable grace periods set forth in the Code, maintain its status as a RIC, and as a “business development company” under the Investment Company Act.

SECTION 10.                                   NEGATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:

Section 10.1.                     Transactions with Affiliates.  The Company will not and will not permit any Subsidiary to enter into directly or indirectly any transaction or group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except (i) in the ordinary course and pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate, (ii) transactions otherwise permitted under this Agreement, (iii) transactions permitted under the Goldman Facility (whether or not the Goldman Facility remains outstanding) or the Replacement Facility, (iv) transactions with Affiliates that are set forth in Schedule 10.1, or (v) or a transaction that has been (A) approved by a majority of the independent directors of the Board of Directors of the Company and (B) consented to by the Required Holders (such consent not to be unreasonably withheld or delayed).

Section 10.2.                     Fundamental Changes.  The Company will not, nor will it permit any of the Subsidiary Guarantors to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution).  The Company will not, nor will it permit any of the Subsidiary Guarantors to, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its assets, whether now owned or hereafter acquired.

Notwithstanding the foregoing provisions of this Section:

(a)                        any Subsidiary Guarantor may be merged or consolidated with or into the Company or any other Subsidiary Guarantor; provided that if any such transaction shall be between a Subsidiary Guarantor and a wholly owned Subsidiary Guarantor, the wholly owned Subsidiary Guarantor shall be the continuing or surviving corporation;

(b)                        any Subsidiary Guarantor may convey, sell, lease, transfer or otherwise dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Company or any Subsidiary Guarantor;

(c)                         the Obligors may convey, sell, transfer or otherwise dispose of all or substantially all of their assets (other than to a Financing Subsidiary) so long as after giving effect to such conveyance, sale, transfer or other disposition (and any concurrent acquisitions of Portfolio Investments or payment of outstanding Indebtedness), no Default or Event of Default hereunder or as defined under the Goldman Facility or the Replacement Facility shall have occurred or be continuing;

(d)                        the Obligors convey, sell, transfer or otherwise dispose of all or substantially all of their assets to a Financing Subsidiary so long as after giving effect to such sale, transfer or other disposition (and any concurrent acquisitions of Portfolio Investments or payment of outstanding Indebtedness), no Default or Event of Default hereunder or as defined under the Goldman Facility or the Replacement Facility shall have occurred or be continuing and the Company delivers to the holders of the Notes a certificate of a Senior Financial Officer to such effect;

(e)                         the Company may merge or consolidate with any other Person so long as (i) the Company is the continuing or surviving entity in such transaction and (ii) at the time thereof and after giving effect thereto, no Default or Event of Default shall have occurred or be continuing; and

(f)                        the Company may merge or consolidate with any other Person, or convey, sell, lease, transfer, or otherwise dispose of all or substantially all of its assets, so long as:

(i)                          the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of the Company shall be a solvent corporation or limited liability company organized and existing under the laws of the United States or any state thereof (including the District of Columbia), and, if the Company is not such corporation or limited liability company, (A) such corporation or limited liability company shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Notes applicable to the Company, as appropriate, and (B) such corporation or limited liability company shall have caused to be delivered to each holder of any Notes an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof; and

(ii)                          each Subsidiary Guarantor under any Subsidiary Guaranty that is outstanding at the time such transaction or each transaction in such a series of transactions occurs reaffirms its obligations under such Subsidiary Guaranty in writing at such time pursuant to documentation that is reasonably acceptable to the Required Holders; and

(iii)                           immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

Section 10.3.                     Line of Business.  The Company will not engage in any business if, as a result, the general nature of the business in which the Company would then be engaged would be substantially changed from the general nature of the business in which the Company is engaged on the date of this Agreement as described in the Initial Disclosure Materials, other than in accordance with its Investment Policies.

Section 10.4.                     Terrorism Sanctions Regulations.  The Company will not and will not permit any Controlled Entity (a) to become (including by virtue of being owned or controlled by a Blocked Person or Canada Blocked Person), own or control a Blocked Person or Canada Blocked Person or any Person that is the target  of sanctions imposed by the United Nations or by the European Union, or (b) directly or indirectly to have any investment in or engage in any dealing or transaction (including, without limitation, any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any holder to be in violation of any law or regulation applicable to such holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions or Canadian Economic Sanctions Laws, or (c) to engage, nor shall any Affiliate of either engage, in any activity that could subject such Person or any holder to sanctions under CISADA or any similar law or regulation with respect to Iran or any other country that is subject to U.S. Economic Sanctions or Canadian Economic Sanctions Laws.

Section 10.5.                     Liens.  The Company will not to directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including, without limitation, any document or instrument in respect of goods or accounts receivable) of the Company, whether now owned or held or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive income or profits, except Liens permitted under the Goldman Facility or the Replacement Facility.

Section 10.6.                     Restricted Payments.  The Company will not, nor will it permit any Subsidiary Guarantor to, declare or make, or agree to declare, pay or make, directly or indirectly, any Restricted Payment, except that the Company may declare and pay a Restricted Payment if, in every such case, immediately after such transaction, (i) the Investment Company Act Asset Coverage would be achieved after deducting the amount of such Restricted Payment, (ii) such Restricted Payment would be permitted under the Goldman Facility or the Replacement Facility and (iii) no Default shall have occurred and be continuing or would result therefrom.

Section 10.7.                     Certain Financial Covenants.

(a)                     Minimum Shareholders’ Equity.  The Company will not permit Shareholders’ Equity at the last day of any fiscal quarter of the Company to be less than $390,481,875 plus 25% of the net proceeds of the sale of Equity Interests by the Company and its Subsidiaries after January 1, 2016.

(b)                     Asset Coverage Ratio.  The Company will not permit the Asset Coverage Ratio (i) immediately after giving effect to the sale of the Notes or (ii) as of the last Business Day of any fiscal quarter to be less than the Investment Company Act Asset Coverage.

Section 10.8.                     Most Favored Lender Status.  (a) If the Company or any Subsidiary Guarantor (i) is as of May 4, 2016 a party to a credit facility, loan agreement or other like financial instrument under which the Company or any Subsidiary Guarantor may incur Unsecured Debt in excess of $5,000,000 (an “Existing Credit Facility”), or (ii) after May 4, 2016 enters into any amendment or other modification of any Existing Credit Facility (an

“Amended Credit Facility”) or (iii) enters into any new credit facility, whether with commercial banks or other Institutional Investors pursuant to a credit agreement, note purchase agreement or other like agreement after May 4, 2016 under which the Company or any Subsidiary Guarantor may incur Unsecured Debt in excess of $5,000,000 (in any such case, a “New Credit Facility”), that in any such case has on May 4, 2016, or after May 4, 2016 results in, one or more additional or more restrictive MFL Provisions (whether constituting a financial covenant or an event of default) imposed on the Company or such Subsidiary Guarantor, as applicable, than those contained in this Agreement being contained in any such Existing Credit Facility, Amended Credit Facility or New Credit Facility, as the case may be (such additional or more restrictive MFL Provision or event of default, as the case may be, together with all definitions relating thereto, in the case of an Existing Credit Facility, including as amended by an Amended Credit Facility, the “Existing Facility Additional Provision(s)” and in the case of a New Credit Facility, the “New Facility Additional Provision(s)”), then the terms of this Agreement, without any further action on the part of the Company, any Subsidiary Guarantor or any of the holders of the Notes, will unconditionally be deemed on the effective date of such Amended Credit Facility or New Credit Facility, as the case may be, or the date hereof in the case of an Existing Credit Facility to be automatically amended to include the Existing Facility Additional Provision(s) or such New Facility Additional Provision(s), as the case may be, and imposed on the same party hereunder that is subject to such provision under the Existing Credit Facility, the Amended Credit Facility, or the New Credit Facility, as applicable, and any event of default in respect of any such additional or more restrictive MFL Provision(s) so included herein shall be deemed to be an Event of Default under Section 11(c) (after giving effect to any grace or cure provisions under such Existing Facility Additional Provision(s) or such New Facility Additional Provision(s) or event of default), subject to all applicable terms and provisions of this Agreement, including, without limitation, all rights and remedies exercisable by the holders of the Notes hereunder.

(b)                     If after the date of execution of any Amended Credit Facility or a New Credit Facility, as the case may be, any one or more of the Existing Facility Additional Provision(s) or the New Facility Additional Provision(s) is excluded, terminated, loosened, tightened, amended or otherwise modified under the corresponding Amended Credit Facility or New Credit Facility, as applicable, then and in such event any such Existing Facility Additional Provision(s) or New Facility Additional Provision(s) theretofore included in this Agreement pursuant to the requirements of this Section 10.8 shall then and thereupon automatically and without any further action by any Person be so excluded, terminated, loosened, tightened or otherwise amended or modified under this Section 10.8 to the same extent as the exclusion, termination, loosening, tightening of other amendment or modification thereof under the Amended Credit Facility or New Credit Facility; provided that if a Default or Event of Default shall have occurred and be continuing by reason of the Existing Facility Additional Provision(s) or the New Facility Additional Provision(s) at the time any such Existing Facility Additional Provision(s) or New Facility Additional Provision(s) is or are to be so excluded, terminated, loosened, tightened, amended or modified under this Section 10.8, the prior written consent thereto of the Required Holders shall be required as a condition to the exclusion, termination, loosening, tightening or other amendment or modification of any such Existing Facility Additional Provision(s) or New Facility Additional Provision(s), as the case may be; and provided, further, that in any and all events, the financial covenant(s) and related definitions or any event of default constituting any financial covenant and Events of Default contained in this Agreement as in effect on the date of this Agreement shall not in any event be deemed or construed to be excluded, terminated, loosened, relaxed, amended or otherwise modified by operation of the terms of this Section 10.8.

(c)                      The Company shall from time to time, upon request by the Required Holders, promptly execute and deliver at its expense (including, without limitation, the reasonable and documented fees and expenses of one counsel for the holders of the Notes, taken as a whole) an amendment to this Agreement in form and substance reasonably satisfactory to the Required Holders evidencing that, pursuant to this Section 10.8, this Agreement then and thereafter includes, excludes, amends or otherwise modifies any Existing Facility Additional Provision(s) or New Facility Additional Provision(s), as the case may be; provided that the execution and delivery of such amendment shall not be a precondition to the effectiveness of such amendment.

(d)                     The Company agrees that it will not, nor will it permit any Subsidiary or Affiliate to, directly or indirectly, pay or cause to be paid any consideration or remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any creditor of the Company, any co-obligor or any Subsidiary as consideration for or as an inducement to the entering into by any such creditor of any amendment, waiver or other modification to any Existing Credit Facility or New Credit Facility, as the case may be, the effect of which amendment, waiver or other modification is to exclude, terminate, loosen, tighten or otherwise amend or modify any Existing Facility Additional Provision(s) or New Facility Additional Provision(s), unless such consideration or remuneration is concurrently paid, on the same terms, ratably to the holders of all of the Notes then outstanding.

SECTION 11.                                   EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)                        the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b)                        the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

(c)                         the Company defaults in the performance of or compliance with any term contained in (i) Section 7.1(d) and such shall continue unremedied for a period of five or more days or (ii) Section 10 or any Existing Facility Additional Provisions or New Facility Additional Provisions or (iii) any covenant in a Supplement which specifically provides that it shall have the benefit of this paragraph (c); or

(d)                        the Company or any Subsidiary Guarantor defaults in the performance of or compliance with any term contained herein, in any Supplement (other than those referred to in Sections 11(a), (b) and (c)) or in any Subsidiary Guaranty and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or

(e)                         (i) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in the Original Note Purchase Agreement, this Agreement or any Supplement or any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made, or (ii) any representation or warranty made in writing by or on behalf of any Subsidiary Guarantor or by any officer of such Subsidiary Guarantor in any Subsidiary Guaranty or any writing furnished in connection with such Subsidiary Guaranty proves to have been false or incorrect in any material respect on the date as of which made; or

(f)                        (i) the Company or any Significant Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Material Indebtedness beyond any period of grace provided with respect thereto, or (ii) the Company or any Significant Subsidiary is in default in the performance of or compliance with any term of any evidence of any Material Indebtedness or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Material Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Material Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time, other than with respect to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, and other than with respect to convertible debt that becomes due as a result of a conversion or redemption event, other than as a result of an “event of default” (as defined in the documents governing such convertible Material Indebtedness)), (x) the Company or any Significant Subsidiary has become obligated to purchase or repay Material Indebtedness before its regular maturity or before its regularly scheduled dates of payment, or (y) one or more Persons have the right to require the Company or any Significant Subsidiary so to purchase or repay such Material Indebtedness, in each case other than a default, event, or condition that relates to a Change in Control and with respect to which Section 8.8 applies; or

(g)                         the Company or any Significant Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(h)                        a court or other Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Significant Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Significant Subsidiaries, or any such petition shall be filed against the Company or any of its Subsidiaries and such petition shall not be dismissed within 60 days; or

(i)                          one or more final judgments or orders for the payment of money aggregating in excess of $25,000,000, including, without limitation, any such final order enforcing a binding arbitration decision, are rendered against one or more of the Company and its Significant Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(j)                         any Subsidiary Guaranty shall cease to be in full force and effect, any Subsidiary Guarantor or any Person acting on behalf of any Subsidiary Guarantor shall contest in any manner the validity, binding nature or enforceability of any Subsidiary Guaranty, or the obligations of any Subsidiary Guarantor under any Subsidiary Guaranty are not or cease to be legal, valid, binding and enforceable in accordance with the terms of such Subsidiary Guaranty.

SECTION 12.                                   REMEDIES ON DEFAULT, ETC.

Section 12.1.                     Acceleration.  (a)  If an Event of Default with respect to the Company described in Section 11(g) or (h) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b)                     If any other Event of Default has occurred and is continuing, any holder or holders of more than 50% in principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c)                      If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.  The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Section 12.2.                     Other Remedies.  If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note or Subsidiary Guaranty, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 12.3.                     Rescission.  At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the holders of more than 50% in principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes.  No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 12.4.                     No Waivers or Election of Remedies, Expenses, Etc.  No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies.  No right, power or remedy conferred by this Agreement, any Subsidiary Guaranty or any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.  Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

SECTION 13.                                   REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

Section 13.1.                     Registration of Notes.  The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes.  The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register.  If any holder of one or more Notes is a nominee, then (a) the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement.  Prior to due presentment for registration of transfer, the Person(s) in whose name any Note(s) shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary.  The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

Section 13.2.                     Transfer and Exchange of Notes.  Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes of the same Series (and of the same tranche if such Series has separate tranches) (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note.  Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Schedule 1 or attached to the applicable Supplement with respect to any Additional Notes.  Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon.  The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes.  Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000.  Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.

Section 13.3.       Replacement of Notes.  Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a)        in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or Additional Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)        in the case of mutilation, upon surrender and cancellation thereof,

within ten Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note of the same Series (and of the same tranche if such Series has separate tranches), dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

SECTION 14.                                   PAYMENTS ON NOTES.

Section 14.1.       Place of Payment.  Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of Wells Fargo Bank, National Association in such jurisdiction.  The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 14.2.       Home Office Payment.  So long as any Purchaser or Additional Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, interest and all other amounts becoming due hereunder by the method and at the address specified for such purpose below such Purchaser’s name in Schedule B-1 or B-2, as the case may be, or, in the case of any Additional Purchaser, Schedule A attached to any Supplement to which such Additional Purchaser is a party, or by such other method or at such other address as such Purchaser or Additional Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser or Additional Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1.  Prior to any sale or other disposition of any Note held by a Purchaser or Additional Purchaser or such Person’s nominee, such Person will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2.  The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser or Additional Purchaser under this Agreement or any Supplement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.

SECTION 15.                                   EXPENSES, ETC.

Section 15.1.       Transaction Expenses.  Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel for the Purchasers (and Additional Purchasers under any Supplement) and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers, the Additional Purchasers, if any, and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement (including any Supplement), any Subsidiary Guaranty or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement (including any Supplement), any Subsidiary Guaranty or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, any Subsidiary Guaranty or the Notes, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and any Subsidiary Guaranty and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO, provided, that such costs and expenses under this clause (c) shall not exceed $3,500 for any Series or tranche.  The Company will pay, and will save each Purchaser, Additional Purchaser and each other holder of a Note harmless from, (i) all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser and an Additional Purchaser, if any or other holder in connection with its purchase of the Notes) and (ii) any and all wire transfer fees that any bank deducts from any payment under such Note to such holder or otherwise charges to a holder of a Note with respect to a payment under such Note.

Section 15.2.       Survival.  The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, any Supplement, any Subsidiary Guaranty or the Notes, and the termination of this Agreement.

SECTION 16.                                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein, in the Original Note Purchase Agreement or in any Supplement shall survive the execution and delivery of the Original Note Purchase Agreement, this Agreement, such Supplement and the related Notes, the purchase or transfer by any Purchaser or any Additional Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any Additional Purchaser or any other holder of a Note.  All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to the Original Note Purchase Agreement, this Agreement, any Supplement shall be deemed representations and warranties of the Company under this Agreement.  Subject to the preceding sentence, this Agreement, the Notes and any Subsidiary Guaranties embody the entire agreement and understanding between each Purchaser and Additional Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

SECTION 17.                                   AMENDMENT AND WAIVER.

Section 17.1.       Requirements.

(a)       Amendments.  This Agreement (including any Supplement) and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), only with the written consent of the Company and the Required Holders, except that

(i)         no amendment or waiver of any of Sections 1, 2, 3, 4, 5, 6 or 21 hereof or the corresponding provision of any Supplement, or any defined term (as it is used in any such Section or such corresponding provision of any Supplement), will be effective as to any Purchaser or Additional Purchaser unless consented to by such Purchaser or Additional Purchaser in writing; and

(ii)         no amendment or waiver may, without the written consent of each Purchaser, Additional Purchaser and the holder of each Note at the time outstanding,

(A)         subject to Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of (x) interest on the Notes or (y) the Make-Whole Amount, provided, so long as no Default or Event of Default has occurred and is continuing, an amendment or waiver may, with only the written consent of each Purchaser of each Note of a particular Series, Additional Purchaser of each Note of a particular Series and holder of each Note of a particular Series at the time outstanding, (i) subject to Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of (x) interest on the Notes or (y) the Make-Whole Amount, in each case, with respect to such Series of Notes,

(B)        change the percentage of the principal amount of the Notes the holders of which are required to consent to any amendment or waiver, or

(C) amend any of Sections 8 (except as set forth in the second sentence of Section 8.2 (or such corresponding provision of any Supplement)), 11(a), 11(b), 12, 17 or 20.

(b)       Supplements.  Notwithstanding anything to the contrary contained herein, the Company may enter into any Supplement providing for the issuance of one or more Series of Additional Notes consistent with, and in compliance with, Sections 2.2 and 4.13 hereof without obtaining the consent of any holder of any other Series of Notes.

Section 17.2.       Solicitation of Holders of Notes.

(a)       Solicitation.  The Company will provide each holder of a Note with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof, any Supplement or of the Notes or any Subsidiary Guaranty.  The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to this Section 17 or any Subsidiary Guaranty to each holder of a Note promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b)       Payment.  The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of a Note as consideration for or as an inducement to the entering into by such holder of any waiver or amendment of any of the terms and provisions hereof, any Supplement or of any Subsidiary Guaranty or any Note unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of a Note even if such holder did not consent to such waiver or amendment.

(c)       Consent in Contemplation of Transfer.  Any consent given pursuant to this Section 17 or any Subsidiary Guaranty by a holder of a Note that has transferred or has agreed to transfer its Note to the Company, any Subsidiary or any Affiliate of the Company in connection with such consent shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.

Section 17.3.       Binding Effect, etc.  Any amendment or waiver consented to as provided in this Section 17 or any Subsidiary Guaranty applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver.  No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon.  No course of dealing between the Company and any holder of a Note and no delay in exercising any rights hereunder or under any Note or Subsidiary Guaranty shall operate as a waiver of any rights of any holder of such Note.

Section 17.4.       Notes Held by Company, Etc.  Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, any Subsidiary Guaranty or the Notes, or have directed the taking of any action provided herein or in any Subsidiary Guaranty or the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

SECTION 18.                                   NOTICES.

Except to the extent otherwise provided in Section 7.4, all notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by an internationally recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by an internationally recognized overnight delivery service (with charges prepaid) or (d) by e-mail, provided, that upon request of any holder to receive paper copies of such notices or communications, the Company will promptly deliver such paper copies to such holder.  Any such notice must be sent:

(i)         if to any First Closing Purchaser, Second Closing Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule B-1 or B-2, or at such other address as such First Closing Purchaser, Second Closing Purchaser or nominee shall have specified to the Company in writing,

(ii)         if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iii)         if to the Company, to the Company at its address set forth at the beginning hereof to the attention of the Chief Financial Officer, or at such other address as the Company shall have specified to the holder of each Note in writing; or

(iv) if to an Additional Purchaser or such Additional Purchaser’s nominee, to such Additional Purchaser or such Additional Purchaser’s nominee at the address specified for such communications in Schedule A to any Supplement, or at such other address as such Additional Purchaser or such Additional Purchaser’s nominee shall have specified to the Company in writing.

Notices under this Section 18 will be deemed given only when actually received.

SECTION 19.                                   REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser or Additional Purchaser at any Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser or Additional Purchaser, may be reproduced by such Purchaser or Additional Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser or Additional Purchaser may destroy any original document so reproduced.  The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser or Additional Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.  This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

SECTION 20.                                   CONFIDENTIAL INFORMATION.

For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser or Additional Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement or any Supplement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser or Additional Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser or Additional Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or Additional Purchaser or any Person acting on such Purchaser’s or Additional Purchaser’s behalf, (c) otherwise becomes known to such Purchaser or Additional Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser or Additional Purchaser under Section 7.1 that are otherwise publicly available.  Each Purchaser and Additional Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser or Additional Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser and Additional Purchaser, provided that such Purchaser or Additional Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, personnel under contract, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (v) any Person from which it offers to purchase any Security of the Company (if such Person has agreed in writing prior to its receipt of such

Confidential Information to be bound by this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s or Additional Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser or Additional Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser or Additional Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser or Additional Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s or Additional Purchaser’s Notes, this Agreement or any Subsidiary Guaranty.  Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement.  On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying this Section 20.

In the event that as a condition to receiving access to information relating to the Company or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or Additional Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 20, this Section 20 shall not be amended thereby and, as between such Purchaser or Additional Purchaser or such holder and the Company, this Section 20 shall supersede any such other confidentiality undertaking.

SECTION 21.                                   SUBSTITUTION OF PURCHASER.

Each Purchaser or Additional Purchaser shall have the right to substitute any one of its Affiliates or another Purchaser or Additional Purchaser or any one of such other Purchaser’s or Additional Purchaser’s Affiliates (other than any entity that has elected to be regulated as a “business development company” under the Investment Company Act) (a “Substitute Purchaser”) as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser or Additional Purchaser and such Substitute Purchaser, shall contain such Substitute Purchaser’s agreement to be bound by this Agreement and shall contain a confirmation by such Substitute Purchaser of the accuracy with respect to it of the representations set forth in Section 6.  Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21) or any Additional Purchaser in any Supplement, shall be deemed to refer to such Substitute Purchaser in lieu of such original Purchaser or Additional Purchaser, as the case may be.  In the event that such Substitute Purchaser is so substituted as a Purchaser hereunder or any Additional Purchaser in any Supplement and such Substitute Purchaser thereafter transfers to such original Purchaser or Additional Purchaser all of the Notes then held by such Substitute Purchaser, upon receipt by the Company of notice of such transfer, any reference to such Substitute Purchaser as a

“Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Substitute Purchaser, but shall refer to such original Purchaser or Additional Purchaser, as the case may be, and such original Purchaser or Additional Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

SECTION 22.                                   MISCELLANEOUS.

Section 22.1.       Successors and Assigns.  All covenants and other agreements contained in this Agreement (including all covenants and other agreements contained in any Supplement) by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

Section 22.2.       Accounting Terms.  All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP.  Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP.  For purposes of determining compliance with this Agreement (including, without limitation, Section 9, Section 10 and the definition of “Indebtedness”), any election by the Company to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 — Fair Value Option, International Accounting Standard 39 — Financial Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

Section 22.3.       Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 22.4.       Construction, etc.  Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant.  Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Section 22.5.       Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.  Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 22.6.       Governing Law.  This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of

New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 22.7.       Jurisdiction and Process; Waiver of Jury Trial.  (a) The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes.  To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)       The Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.7(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section.  The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it.  Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(c)       Nothing in this Section 22.7 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(d)       THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

*    *    *    *    *

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

NEW MOUNTAIN FINANCE CORPORATION

By:	/s/ Shiraz Y. Kajee
Name: Shiraz Y. Kajee
Title: Chief Financial Officer and Treasurer

This Agreement is hereby
accepted and agreed to as
of the date hereof.

SUN LIFE AND HEALTH INSURANCE COMPANY (U.S.), AS A FIRST CLOSING PURCHASER

	By:	/s/ Ann C. King
Name: Ann C. King
Title: Authorized Signer

	By:	/s/ Deborah J. Foss
Name: Deborah J. Foss
Title: Managing Director, Head of Private Debt Private Fixed Income

SUN LIFE ASSURANCE COMPANY OF CANADA, AS A FIRST CLOSING PURCHASER

	By:	/s/ Ann C. King
Name: Ann C. King
Title: Assistant Vice President and Senior Counsel

	By:	/s/ Deborah J. Foss
Name: Deborah J. Foss
Title: Managing Director, Head of Private Debt Private Fixed Income

This Agreement is hereby
accepted and agreed to as
of the date hereof.

SUN LIFE ASSURANCE COMPANY OF CANADA, AS A SECOND CLOSING PURCHASER

	By:	/s/ Ann C. King
Name: Ann C. King
Title: Assistant Vice President and Senior Counsel

	By:	/s/ Deborah J. Foss
Name: Deborah J. Foss
Title: Managing Director, Head of Private Debt Private Fixed Income

This Agreement is hereby
accepted and agreed to as
of the date hereof.

GREAT AMERICAN LIFE INSURANCE COMPANY, AS A SECOND CLOSING PURCHASER

	By:	/s/ Mark F. Muething
Name: Mark F. Muething
Title: Executive Vice President

GREAT AMERICAN INSURANCE COMPANY, AS A SECOND CLOSING PURCHASER

	By:	/s/ Stephen C. Beraha
Name: Stephen C. Beraha
Title: Assistant Vice President

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Additional Notes” is defined in Section 2.2.

“Additional Purchasers” means purchasers of Additional Notes.

“Adjusted Interest Rate” is defined in Section 1.2(e).

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and, with respect to the Company, shall include any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any Person of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests.  Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.  Notwithstanding anything herein to the contrary, the term “Affiliate” shall not include any Person that constitutes a Portfolio Investment.

“Agreement” means this Agreement, including all Supplements, Schedules and Exhibits attached to this Agreement (including all Schedules and Exhibits attached to any Supplement) as it may be amended, restated, supplemented or otherwise modified from time to time.

“Amended Credit Facility” is defined in Section 10.8.

“Anti-Corruption Laws” is defined in Section 5.16(d)(1).

“Anti-Money Laundering Laws” is defined in Section 5.16(c).

“Asset Coverage Ratio” means the ratio, determined on a consolidated basis for Company and its Subsidiaries, without duplication, of (a) the value of total assets of the Company and its Subsidiaries, less all liabilities and indebtedness not represented by senior securities, to (b) the aggregate amount of senior securities representing indebtedness of Company and its Subsidiaries (including this Agreement), in each case as determined pursuant to the Investment Company Act, and any orders of the Securities and Exchange Commission issued to or with respect to Company thereunder, including any exemptive relief granted by the Securities and Exchange Commission with respect to the indebtedness of any SBIC Subsidiary.

“Below Investment Grade Event” is defined in Section 1.2(f).

“Blocked Person” is defined in Section 5.16(a).

SCHEDULE A
(to Note Purchase Agreement)

“Business Day” means (a) for the purposes of Section 8.6 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.

“Canada Blocked Person” means (i) a “terrorist group” as defined for the purposes of Part II.1 of the Criminal Code (Canada), as amended or (ii) a Person identified in or pursuant to (x) Part II.1 of the Criminal Code (Canada), as amended or (y) regulations or orders promulgated pursuant to the Special Economic Measures Act (Canada), as amended, the United Nations Act (Canada), as amended, or the Freezing Assets of Corrupt Foreign Officials Act (Canada), as amended, in any case pursuant to this clause (ii) as a Person in respect of whose property or benefit a holder of Notes would be prohibited from entering into or facilitating a related financial transaction.

“Canadian Economic Sanctions Laws” means those laws, including enabling legislation, orders-in-council or other regulations administered and enforced by Canada or a political subdivision of Canada pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including Part II.1 of the Criminal Code (Canada), as amended, the Special Economic Measures Act (Canada), as amended, the United Nations Act (Canada), as amended, the Export and Import Permits Act (Canada), as amended, and the Freezing Assets of Corrupt Foreign Officials Act (Canada), as amended, and including all regulations promulgated under any of the foregoing, or any other similar sanctions program or action.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Cash” means any immediately available funds in Dollars or in any currency other than Dollars (measured in terms of the Dollar Equivalent thereof) which is a freely convertible currency.

“Change in Control” means (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), other than a Permitted Holder, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding shares of capital stock, membership interest or partnership interest, as applicable, in the External Manager or (ii) the Company shall cease to be managed by the External Manager or an Affiliate thereof.

“CISADA” means the Comprehensive Iran Sanctions, Accountability and Divestment Act.

“Closing” means the First Closing and the Second Closing.

2

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Company” means New Mountain Finance Corporation, a Delaware corporation or any successor that becomes such in the manner prescribed in Section 10.2.

“Confidential Information” is defined in Section 20.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Controlled Entity” means (i) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (ii) if the Company has a parent company, such parent company and its Controlled Affiliates.

“Currency” means Dollars or any Foreign Currency.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means with respect to any Note of any Series or tranche, that rate of interest per annum that is the greater of (i) 2% per annum above the rate of interest of the Notes then in effect for such Series or tranche or (ii) 2% over the rate of interest publicly announced by Wells Fargo Bank, National Association in New York, New York as its “base” or “prime” rate.

“Disclosure Documents” is defined in Section 5.3.

“Dollar Equivalent” means, on any date of determination, with respect to an amount denominated in any Foreign Currency, the amount of Dollars that would be required to purchase such amount of such Foreign Currency on the date two Business Days prior to such date, based upon the spot selling rate at which Wells Fargo Bank, National Association offers to sell such Foreign Currency for Dollars in the London foreign exchange market at approximately 11:00 a.m., London time, for delivery two Business Days later.

“Dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” is defined in Section 3.

“Egan-Jones” means Egan-Jones Ratings Co., or any successor thereto.

“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval System or any successor SEC electronic filing system for such purposes.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants,

3

franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests or equivalents (however designated, including any instrument treated as equity for U.S. federal income tax purposes) in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

“Event of Default” is defined in Section 11.

“Existing Credit Facility” is defined in Section 10.8.

“Existing Facility Additional Provisions” is defined in Section 10.8.

“External Manager” means New Mountain Finance Advisers BDC, L.L.C., a Delaware limited liability company.

“Family Member” means, with respect to any individual, any other individual having a relationship by blood (to the second degree of consanguinity), marriage, or adoption to such individual.

“Family Trusts” means, with respect to any individual, trusts or other estate planning vehicles established for the primary benefit of such individual or Family Members of such individual and in respect of which such individual or a bona fide third party trustee serves as trustee or in a similar capacity.

“Financing Subsidiary” means an SPE Subsidiary or an SBIC Subsidiary.

“First Closing” is defined in Section 1.1

“First Closing Notes” is defined in the introductory paragraph to this Agreement.

“First Closing Purchasers” is defined in the introductory paragraph to this Agreement and listed in Schedule B-1.

“Foreign Currency” means at any time any Currency other than Dollars.

4

“Foreign Subsidiary” means any (a) direct or indirect Subsidiary of the Company that is organized under the laws of any jurisdiction other than the United States or its territories or possessions and that is treated as a corporation for United States federal income tax purposes, (b) direct or indirect Subsidiary of the Company which is a “controlled foreign corporation” within the meaning of the Code or (c) direct or indirect Subsidiary that is disregarded as an entity that is separate from its owner for United States federal income tax purposes and substantially all of its assets consist of the Capital Stock of one or more direct or indirect Foreign Subsidiaries.

“Form 10-K” is defined in Section 7.1(b).

“Form 10-Q” is defined in Section 7.1(a).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Goldman Facility” means that certain senior secured revolving credit facility dated as of June 4, 2014, as the same may be amended or amended and restated from time to time, by and among the Company, as borrower, Goldman Sachs Bank USA, as administrative agent, syndication agent, and lender, and the lenders from time to time party thereto.

“Governmental Authority” means

(a)        the government of

(i)         the United States of America or any state or other political subdivision thereof, or

(ii)         any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b)        any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

5

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a)        to purchase such indebtedness or obligation or any property constituting security therefor;

(b)        to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c)        to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(d)        otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Hazardous Materials” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange protection agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1, provided, however, that if such Person is a nominee, then for the purposes of Sections 7, 12, 17.2 and 18 and any related definitions in this Schedule B, “holder” shall mean the beneficial owner of such Note whose name and address appears in such register.

“INHAM Exemption” is defined in Section 6.2(e).

6

“Indebtedness” with respect to any Person means, at any time, without duplication,

(a)        its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock;

(b)        its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c)        (i) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases and (ii) all liabilities which would appear on its balance sheet in accordance with GAAP in respect of Synthetic Leases assuming such Synthetic Leases were accounted for as Capital Leases;

(d)        all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(e)        all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

(f)         the aggregate Swap Termination Value of all Swap Contracts of such Person; and

(g)        any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

“Initial Disclosure Materials” is defined in Section 5.3.

“Institutional Investor” means (a) any Purchaser of a Series 2016 Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 5% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Investment” means, for any Person: (a) Equity Interests, bonds, notes, debentures or other securities of any other Person or any agreement to acquire any Equity Interests, bonds, notes, debentures or other securities of any other Person (and any rights or proceeds in respect of (x) any “short sale” of securities or (y) any sale of any securities at a time when such securities

7

are not owned by such Person); (b) deposits, advances, loans or other extensions of credit made to any other Person (including purchases of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person); or (c) Hedging Agreements.

“Investment Company Act” means the Investment Company Act of 1940, and the rules and regulations promulgated thereunder and all exemptive relief, if any, obtained by the Company thereunder, as the same may be amended from time to time.

“Investment Company Act Asset Coverage” means the minimum asset coverage required to be held by the Company to comply with the Investment Company Act.

“Investment Grade” means a rating of at least “BBB-” or higher by S&P or its equivalent by any other NRSRO.

“Investment Policies” means, with respect to the Company, the investment objectives, policies, restrictions and limitations as the same may be changed, altered, expanded, amended, modified, terminated or restated from time to time.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

“Make-Whole Amount” shall have the meaning (i) set forth in Section 8.6 with respect to any Series 2016 Note and (ii) set forth in the applicable Supplement with respect to any other Series or tranche of Notes.

“Material” means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Company and its Subsidiaries (other than Financing Subsidiaries) taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries (other than Financing Subsidiaries) taken as a whole (excluding in any case a decline in the net asset value of the Company or a change in general market conditions or values of the Portfolio Investments), (b) the ability of the Company to perform its obligations under this Agreement and the Notes, (c) the ability of any Subsidiary Guarantor to perform its obligations under its Subsidiary Guaranty, or (d) the validity or enforceability of this Agreement, the Notes or any Subsidiary Guaranty.

8

“Material Credit Facility” means, as to the Company and its Subsidiaries,

(a)        the Goldman Facility or the Replacement Facility, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof; and

(b)        any other agreement(s) creating or evidencing indebtedness for borrowed money entered into on or after the date of Closing by the Company or any Subsidiary (other than a Financing Subsidiary or Foreign Subsidiary), or in respect of which the Company or any Subsidiary (other than a Financing Subsidiary or Foreign Subsidiary) is an obligor or otherwise provides a guarantee or other credit support (“Credit Facility”), in a principal amount outstanding or available for borrowing equal to or greater than $10,000,000 (or the equivalent of such amount in the relevant currency of payment, determined as of the date of the closing of such facility based on the exchange rate of such other currency); and if no Credit Facility or Credit Facilities equal or exceed such amounts, then the largest Credit Facility shall be deemed to be a Material Credit Facility.

“Material Indebtedness” means (a) Indebtedness (other than Hedging Agreements), of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $25,000,000 and (b) obligations in respect of one or more Hedging Agreements under which the maximum aggregate amount (giving effect to any netting agreements) that the Company and its Subsidiaries would be required to pay if such Hedging Agreement(s) were terminated at such time would exceed $25,000,000.

“Maturity Date” is defined in the first paragraph of each Note.

“MFL Provision” means any (a) covenant (whether constituting a covenant or an event of default) that requires the Company or any Subsidiary to (i) maintain any level of financial performance (including without limitation, any specified level of net worth, total assets, cash flows or net income, however expressed), (ii) maintain any relationship of any component of its capital structure to any other component thereof (including, without limitation, the relationship of indebtedness, senior indebtedness or subordinated indebtedness to total capitalization or to net worth, however expressed), (iii) maintain any measure of its ability to service its indebtedness (including, without limitation, exceeding any specified ratio of revenues, cash flow or income to interest expense, rental expense, capital expenditures and/or scheduled payments of indebtedness, however expressed) or (iv) not to exceed any maximum level of indebtedness, however expressed; or (b) threshold in any “cross-default”, “cross acceleration” or “judgment” event of default.

“Minimum Unsecured Debt Deficiency” means a condition at any date when the aggregate outstanding principal amount of Unsecured Debt is less than $150,000,000; provided that to the extent any Unsecured Debt outstanding on the date of this Agreement has been converted into Equity Interests in the Company and such Equity Interests have not been purchased, redeemed, retired, acquired, cancelled or terminated by the Company, such “$150,000,000” shall be reduced by the amount so converted.

9

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“Notes” is defined in Section 1.

“NRSRO” means a Nationally Recognized Statistical Rating Organization so designated by the SEC whose status has been confirmed by the SVO.

“Obligors” means, collectively, the Company and the Subsidiary Guarantors.

“OFAC” is defined in Section 5.16(a).

“OFAC Listed Person” is defined in Section 5.16(a).

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing.  A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“Original Note Purchase Agreement” is defined in the introductory paragraph to this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Permitted Holders” means New Mountain Capital, LLC (or any Affiliate thereof), senior management and employees of New Mountain Capital, LLC and its Subsidiaries (in each case, as of the date hereof) and their Family Members and their Family Trusts.

“Permitted SBIC Guaranty” means a guarantee by the Company of Indebtedness of an SBIC Subsidiary on the SBA’s then applicable form, provided that the recourse to the Company thereunder is expressly limited only to periods after the occurrence of an event or condition that is an impermissible change in the control of such SBIC Subsidiary (it being understood that, as provided in paragraph (l) of Section 11, it shall be an Event of Default hereunder if any such event or condition giving rise to such recourse occurs).

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

10

“Portfolio Investment” means (i) any Investment held by the Company or one of its Subsidiaries in their asset portfolio and (ii) any investment held by the Company or one of its Subsidiaries that is listed on the Company’s consolidated Schedule of Investments included in any filing with the SEC (or, for investments made during a given quarter and before a consolidated Schedule of Investments is filed with respect to the end of such quarter, will be listed on the Company’s consolidated Schedule of Investments to be filed with the SEC with respect to the end of such quarter during which the Investment is made), including, without limitation, any such Schedule of Investments filed (or to be filed) with any of the Company’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, registration statements, or prospectuses.

“Preferred Stock” means any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“PTE” is defined in Section 6.2(a).

“Purchaser” or “Purchasers” means each of the purchasers that has executed and delivered the Original Note Purchase Agreement or this Agreement to the Company and such Purchaser’s successors and assigns (so long as any such assignment complies with Section 13.2), provided, however, that any Purchaser of a Note that ceases to be the registered holder or a beneficial owner (through a nominee) of such Note as the result of a transfer thereof pursuant to Section 13.2 shall cease to be included within the meaning of “Purchaser” of such Note for the purposes of this Agreement upon such transfer.

“QPAM Exemption” is defined in Section 6.2(d).

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Rating” means the public unsecured, long-term issuer rating of the Company issued by a NRSRO or a public rating issued by a NRSRO of any Unsecured Debt of the Company, including the Notes.

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (i) invests in Securities or bank loans, and (ii) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Replacement Facility” means at any time on or after the Goldman Facility is expired or terminated, the senior secured credit facility or similar secured loan agreement to which the Company is a party as borrower and pursuant to which substantially all of the Company’s assets, other than investments in Subsidiaries, are pledged.

11

“Required Holders” means at any time on or after the Second Closing, the holders of more than 50% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of capital stock of the Company or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock of the Company or any option, warrant or other right to acquire any such shares of capital stock of the Company (it being understood that none of: (w) the conversion features under convertible notes; (x) the triggering and/or settlement thereof; or (y) any cash payment made by the Company in respect of partial shares relating thereto, shall constitute a Restricted Payment hereunder).

“RIC” means a person qualifying for treatment as a “regulated investment company” under the Code.

“SBA” means the United States Small Business Administration.

“SBIC Equity Commitment” means a commitment by the Company to make one or more capital contributions to an SBIC Subsidiary.

“SBIC Subsidiary” means any direct or indirect Subsidiary (including such Subsidiary’s general partner or managing entity to the extent that the only material asset of such general partner or managing entity is its equity interest in the SBIC Subsidiary) of the Company licensed as a small business investment company under the Small Business Investment Act of 1958, as amended, (or that has applied for such a license and is actively pursuing the granting thereof by appropriate proceedings promptly instituted and diligently conducted) and which is designated by the Company (as provided below) as an SBIC Subsidiary, so long as (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of such Subsidiary: (i) is Guaranteed by the Company or any Subsidiary (other than a Permitted SBIC Guaranty), (ii) is recourse to or obligates the Company or any Subsidiary in any way (other than in respect of any SBIC Equity Commitment or Permitted SBIC Guaranty), or (iii) subjects any property of the Company or any Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than Equity Interests in any SBIC Subsidiary pledged to secure such Indebtedness, and (b) none of the Company or any Subsidiary has any obligation to maintain or preserve such Subsidiary’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Company shall be effected pursuant to a certificate of a Financial Officer delivered to the holders of the Notes, which certificate shall include a statement to the effect that, to the best of such officer’s knowledge, such designation complied with the foregoing conditions.

“S&P” means Standard & Poor’s Ratings Group, and any successor thereto.

12

“SEC” means the Securities and Exchange Commission of the United States, or any successor thereto.

“Second Closing” is defined in Section 3.

“Second Closing Notes” is defined in Section 1.1.

“Second Closing Purchaser” or “Second Closing Purchasers” means each of the purchasers listed in Schedule B-2 that has executed and delivered this Agreement to the Company and such purchaser’s successors and assigns (so long as any such assignment complies with Section 13.2).

“Section 8.8 Proposed Prepayment Date” is defined in Section 8.8(c).

“Section 8.9 Prepayment Offer Deadline” is defined in Section 8.9.

“Section 8.9 Proposed Prepayment Date” is defined in Section 8.9(b).

“Section 8.10 Prepayment Offer Deadline” is defined in Section 8.10.

“Section 8.10 Proposed Prepayment Date” is defined in Section 8.10(b).

“Securities” or “Security” shall have the meaning specified in section 2(a)(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

“Series” means any series of Notes issued pursuant to this Agreement or any Supplement hereto.

“Series 2016 Notes” is defined in Section 1.1 of this Agreement.

“Shareholders’ Equity” means, at any date, the amount determined on a consolidated basis, without duplication, in accordance with GAAP, of shareholders’ equity or net assets, as applicable, for the Company and its Subsidiaries at such date.

“Significant Subsidiary” means any Subsidiary which is a “significant subsidiary” (within the meaning specified in Rule 1-02(w) of Regulation S-X, promulgated under the Securities Act) of the Company, excluding any Subsidiary of the Company which is (a) a nonrecourse or limited recourse subsidiary, (b) a bankruptcy remote special purpose vehicle, (c) that is not consolidated with the Company for purposes of GAAP, or (d) any Financing

13

Subsidiary; provided that each Subsidiary Guarantor shall be deemed to be a “Significant Subsidiary.

“Source” is defined in Section 6.2.

“SPE Subsidiary” means a direct or indirect Subsidiary of the Company to which any Obligor sells, conveys or otherwise transfers (whether directly or indirectly) Portfolio Investments, which engages in no material activities other than in connection with the purchase or financing of such assets and other portfolio investments and which is designated by the Company (as provided below) as an SPE Subsidiary:

(a)        no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is Guaranteed by any Obligor (other than Guarantees in respect of Standard Securitization Undertakings), (ii) is recourse to or obligates any Obligor in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property of any Obligor, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings or any Guaranty thereof,

(b)        with which no Obligor has any material contract, agreement, arrangement or understanding other than on fair and reasonable terms no less favorable to such Obligor than those that might be obtained at the time in comparable arm’s length transactions with Persons that are not Affiliates of any Obligor, other than fees payable in the ordinary course of business in connection with servicing receivables, and

(c)        to which no Obligor has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Company shall be effected pursuant to a certificate of a Financial Officer delivered to the holders of the Notes, which certificate shall include a statement to the effect that, to the best of such officer’s knowledge, such designation complied with the foregoing conditions.  Each Subsidiary of an SPE Subsidiary shall be deemed to be an SPE Subsidiary and shall comply with the foregoing requirements of this definition.

“Standard Securitization Undertakings” means, collectively, (a) customary arm’s-length servicing obligations (together with any related performance guarantees), (b) obligations (together with any related performance guarantees) to refund the purchase price or grant purchase price credits for dilutive events or misrepresentations (in each case unrelated to the collectability of the assets sold or the creditworthiness of the associated account debtors) and (c) representations, warranties, covenants and indemnities (together with any related performance guarantees) of a type that are reasonably customary in accounts receivable securitizations.  Representations made at the time of transfer of an asset to an SPE Subsidiary as to the creditworthiness of the account debtor at such time and that to the transferor’s knowledge, no event has occurred and is continuing that could reasonably be expected to affect the collectability of such asset or cause it not to be paid in full, and any associated repurchase

14

obligation for breach of any such representation, shall be deemed to be Standard Securitization Undertakings.

“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries).  Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Subsidiary Guarantor” means each Subsidiary that has executed and delivered a Subsidiary Guaranty.

“Subsidiary Guaranty” is defined in Section 9.7(a).

“Substitute Purchaser” is defined in Section 21.

“Supplement” is defined in Section 2.2.

“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.

“Swap Contract” means (a) any and all interest rate swap transactions, basis swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions or any of the foregoing (including, without limitation, any options to enter into any of the foregoing), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any International Foreign Exchange Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amounts(s) determined as the mark-to-market values(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

15

“Synthetic Lease” means, at any time, any lease (including leases that may be terminated by the lessee at any time) of any property (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“tranche” means all Notes of a Series having the same maturity, interest rate, currency and schedule for mandatory prepayments.

“Unsecured Debt” means Indebtedness of the Company with a final maturity greater than one year from the date of determination outstanding at any time that is not secured in any manner by any Lien on assets of the Company or any of its Subsidiaries.

“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“U.S. Economic Sanctions” is defined in Section 5.16(a).

“U.S. Government Securities” means securities that are direct obligations of, and obligations the timely payment of principal and interest on which is fully guaranteed by, the United States of America or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America and in the form of conventional bills, bonds, and notes.

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.

16

[FORM OF SERIES 2016 NOTE]

NEW MOUNTAIN FINANCE CORPORATION

5.313% SENIOR NOTE DUE MAY 15, 2021

No. [ ]	[Date]
$[ ]	PPN: 647551 A* 1

FOR VALUE RECEIVED, the undersigned, NEW MOUNTAIN FINANCE CORPORATION (herein called the “Company”), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to [            ], or registered assigns, the principal sum of [                     ] DOLLARS (or so much thereof as shall not have been prepaid) on May 15, 2021 (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of (a) subject to adjustment pursuant to Section 1.2 of the hereinafter defined Note Purchase Agreement, 5.313% per annum from the date hereof, payable semiannually, on the 15th day of May and November in each year, commencing with the November 15, 2016 next succeeding the date hereof, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, (x) on any overdue payment of interest and (y) during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to the Default Rate (as defined in the hereinafter defined Note Purchase Agreement).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at Wells Fargo Bank, National Association at its offices in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated as of May 4, 2016 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof.  Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreement.  Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Company may treat the

SCHEDULE A
(to Note Purchase Agreement)

Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

NEW MOUNTAIN FINANCE CORPORATION

By
Title

2

NEW MOUNTAIN FINANCE CORPORATION

[NUMBER] SUPPLEMENT TO AMENDED AND RESTATED NOTE PURCHASE AGREEMENT

Dated as of

Re:            $                                        % Series                Senior Notes

DUE

EXHIBIT S

(to Note Purchase Agreement)

NEW MOUNTAIN FINANCE CORPORATION

Dated as of
, 20

To the Purchaser(s) named in

Schedule A hereto

Ladies and Gentlemen:

This [Number] Supplement to Amended and Restated Note Purchase Agreement (the “Supplement”) is between New Mountain Finance Corporation, a Delaware corporation (the “Company”), and the institutional investors named on Schedule A attached hereto (the “Purchasers”).

Reference is hereby made to that certain Amended and Restated Note Purchase Agreement dated as of September 30, 2016 (the “Note Purchase Agreement”) among the Company, the First Closing Purchasers listed on Schedule B-1 thereto and the Second Closing Purchasers listed on Schedule B-2 thereto.  All capitalized terms not otherwise defined herein shall have the same meaning as specified in the Note Purchase Agreement.  Reference is further made to Section 4.13 of the Note Purchase Agreement which requires that, prior to the delivery of any Additional Notes, the Company and each Additional Purchaser shall execute and deliver a Supplement.

The Company hereby agrees with the Purchaser(s) as follows:

1.       The Company has authorized the issue and sale of $           aggregate principal amount of its      % Series        Senior Notes due          ,      (the “Series        Notes”).  The Series      Notes, together with the Series 2016 Notes [and the Series      Notes] issued pursuant to the Note Purchase Agreement and each series of Additional Notes which may from time to time hereafter be issued pursuant to the provisions of Section 2.2 of the Note Purchase Agreement, are collectively referred to as the “Notes” (such term shall also include any such notes issued in substitution therefor pursuant to Section 13 of the Note Purchase Agreement).  The Series       Notes shall be substantially in the form set out in Exhibit 1 hereto with such changes therefrom, if any, as may be approved by the Purchaser(s) and the Company.

2.       Subject to the terms and conditions hereof and as set forth in the Note Purchase Agreement and on the basis of the representations and warranties hereinafter set forth, the Company agrees to issue and sell to each Purchaser, and each Purchaser agrees to purchase from the Company, Series       Notes in the principal amount set forth opposite such Purchaser’s name on Schedule A hereto at a price of 100% of the principal amount thereof on the closing date hereinafter mentioned.

3.       The sale and purchase of the Series        Notes to be purchased by each Purchaser shall occur at the offices of [Chapman and Cutler LLP, 111 West Monroe Street, Chicago, Illinois 60603,] at 10:00 A.M. [Chicago time], at a closing (the “Closing”) on       ,      or on such other Business Day thereafter on or prior to        ,      as may be agreed upon by the Company and the Purchasers.  At the Closing, the Company will deliver to each Purchaser the Series        Notes to be purchased by such Purchaser in the form of a single Series        Note (or such greater number of Series        Notes in denominations of at least $100,000 as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of such Purchaser’s nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account number [                          ] at              Bank, [Insert Bank address, ABA number for wire transfers, and any other relevant wire transfer information].  If, at the Closing, the Company shall fail to tender such Series        Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to any Purchaser’s satisfaction, such Purchaser shall, at such Purchaser’s election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.

4.       The obligation of each Purchaser to purchase and pay for the Series        Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to the Closing, of the conditions set forth in Section 4 of the Note Purchase Agreement with respect to the Series        Notes to be purchased at the Closing as if each reference to “Second Closing Notes,” “Second Closing” and “Second Closing Purchaser” set forth therein was modified to refer the “Series        Notes,” the “Closing” and the “Purchaser” (each as defined in this Supplement) and to the following additional conditions:

(a)        Except as supplemented, amended or superceded by the representations and warranties set forth in Exhibit A hereto, each of the representations and warranties of the Company set forth in Section 5 of the Note Purchase Agreement shall be correct as of the date of Closing (except for representations and warranties which apply to a specific earlier date which shall be true as of such earlier date or as of the date specified in Exhibit A to the extent such provision is superceded in Exhibit A) and the Company shall have delivered to each Purchaser an Officer’s Certificate, dated the date of the Closing certifying that such condition has been fulfilled.

(b)        Contemporaneously with the Closing, the Company shall sell to each Purchaser, and each Purchaser shall purchase, the Series        Notes to be purchased by such Purchaser at the Closing as specified in Schedule A.

5.       [Here insert special provisions for Series        Notes including mandatory prepayment provisions applicable to Series        Notes and any series-specific closing conditions applicable to Series        Notes].

6.       Each Purchaser represents and warrants that the representations and warranties set forth in Section 6 of the Note Purchase Agreement are true and correct on the date hereof with

3

respect to the purchase of the Series        Notes by such Purchaser as if each reference to “Second Closing Notes,” “Second Closing” and “Second Closing Purchaser” set forth therein was modified to refer the “Series        Notes,” the “Closing” and the “Purchaser” and each reference to “this Agreement” therein was modified to refer to the Note Purchase Agreement as supplemented by this Supplement.

7.       The Company and each Purchaser agree to be bound by and comply with the terms and provisions of the Note Purchase Agreement as fully and completely as if such Purchaser were an original signatory to the Note Purchase Agreement.

The execution hereof shall constitute a contract between the Company and the Purchaser(s) for the uses and purposes hereinabove set forth, and this agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

NEW MOUNTAIN FINANCE CORPORATION

By
Name:
Title:

Accepted as of ,

[ADDITIONAL PURCHASER]

By
Name:
Title:

S-3

INFORMATION RELATING TO ADDITIONAL PURCHASERS

PRINCIPAL
NAME AND ADDRESS OF ADDITIONAL PURCHASER		AMOUNT OF SERIES NOTES TO BE PURCHASED

[NAME OF PURCHASER]		$

(1)	All payments by wire transfer of immediately available funds to:

with sufficient information to identify the source and application of such funds.

(2)	All notices of payments and written confirmations of such wire transfers:

(3)	All other communications:

SCHEDULE A

(to Supplement)

SUPPLEMENTAL REPRESENTATIONS

The Company represents and warrants to each Purchaser that except as hereinafter set forth in this Exhibit A, each of the representations and warranties set forth in Section 5 of the Note Purchase Agreement (other than representations and warranties that apply solely to a specific earlier date which shall be true as of such earlier date) is true and correct in all material respects as of the date hereof with respect to the Series        Notes with the same force and effect as if each reference to “the Second Closing Notes” set forth therein was modified to refer the “Series        Notes” and each reference to “this Agreement” therein was modified to refer to the Note Purchase Agreement as supplemented by the         Supplement.  The Section references hereinafter set forth correspond to the similar sections of the Note Purchase Agreement which are supplemented hereby:

Section 5.3. Disclosure.  (a) The Company, through its agent,                  , has delivered to each Purchaser a copy of the documents, certificates or other writings identified in Schedule 5.3 (the “Initial Disclosure Materials”), relating to the transactions contemplated hereby.  The Initial Disclosure Materials fairly describe, in all material respects, the general nature of the business and principal properties of the Company and its Subsidiaries.  This Agreement, the Initial Disclosure Materials, the financial statements listed in Schedule 5.5 and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company (other than financial projections, pro forma financial information, and other forward-looking information referenced in Section 5.3(b)) on or prior to                   in connection with the transactions contemplated hereby and identified in Schedule 5.3 (this Agreement, the Initial Disclosure Materials and such documents, certificates or other writings, including, without limitation, valuations of Investments of the Company, and such financial statements delivered to each Purchaser (other than financial projections, pro forma financial information, and other forward-looking information referenced in Section 5.3(b)) being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made.  Except as disclosed in the Disclosure Documents, since                  , there has been no change in the financial condition, operations, business, properties or prospects of the Company or any Subsidiary except changes that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.

(b)       All financial projections, pro forma financial information and other forward-looking information which has been delivered to each Purchaser by or on behalf of the Company in connection with the transactions contemplated by this Agreement are based upon good faith assumptions and, in the case of financial projections and pro forma financial information, good faith estimates, in each case, believed to be reasonable at the time made, it being recognized that (i) such financial information as it relates to future events is subject to significant uncertainty and contingencies (many of which are beyond the control of the Company) and are therefore not to be viewed as fact, and (ii) actual results during the period or periods covered by such financial information may materially differ from the results set forth therein.

EXHIBIT A

(to Supplement)

Section 5.4. Organization and Ownership of Shares of Subsidiaries; Affiliates.  (a) Schedule 5.4 contains (except as noted therein) complete and correct lists of (i) the Company’s Subsidiaries, showing, as to each Subsidiary, the name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary, (ii) the Company’s Affiliates, other than Subsidiaries, and (iii) the Company’s directors and senior officers.

Section 5.5. Financial Statements; Material Liabilities.  The Company has delivered to each Purchaser copies of the financial statements of the Company and its Subsidiaries listed on Schedule 5.5.  All of such financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).   The Company and its Subsidiaries do not have any Material liabilities that are not disclosed in the Disclosure Documents.

Section 5.13.       Private Offering by the Company.  Neither the Company nor anyone acting on its behalf has offered the Series       Notes or any similar Securities for sale to, or solicited any offer to buy the Series       Notes or any similar Securities from, or otherwise approached or negotiated in respect thereof with, any Person other than [the Purchasers and] not more than [   ] other Institutional Investors, each of which has been offered the Series       Notes at a private sale for investment.  Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Series       Notes to the registration requirements of section 5 of the Securities Act or to the registration requirements of any Securities or blue sky laws of any applicable jurisdiction.

Section 5.14.       Use of Proceeds; Margin Regulations.  The Company will apply the proceeds of the sale of the Series       Notes to repay outstanding Indebtedness of the Company and its Subsidiaries and/or for other general corporate purposes of the Company, including the acquisition and funding (either directly or through one or more wholly-owned Subsidiaries) of leveraged loans, mezzanine loans, high-yield securities, convertible securities, preferred stock, common stock, and other Portfolio Investments.  No part of the proceeds from the sale of the Series       Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220).  Margin stock does not constitute more than 10% of the value of the consolidated assets of the Company and the Company does not have any present intention that margin stock will constitute more than 10% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

2

Section 5.15.       Existing Indebtedness; Future Liens.  (a) Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries as of                        (including descriptions of the obligors and obligees, principal amounts outstanding, any collateral therefor and any Guaranties thereof), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Subsidiaries.  Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

[Add any additional Sections as appropriate at the time the Series        Notes are issued]

3

[FORM OF SERIES        NOTE]

NEW MOUNTAIN FINANCE CORPORATION

% SERIES        SENIOR NOTE DUE

No. [ ]	[Date]
$[ ]	PPN 647551 [ ]

FOR VALUE RECEIVED, the undersigned, NEW MOUNTAIN FINANCE CORPORATION (herein called the “Company”), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to [            ], or registered assigns, the principal sum of [                     ] DOLLARS (or so much thereof as shall not have been prepaid) on [            ] (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of (a) subject to adjustment pursuant to Section 1.2 of the hereinafter defined Note Purchase Agreement, [    ]% per annum from the date hereof, payable semiannually, on the [    ] day of [    ] and [    ] in each year, commencing with the [    ] next succeeding the date hereof, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, (x) on any overdue payment of interest and (y) during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to the Default Rate (as defined in the hereinafter defined Note Purchase Agreement).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at Wells Fargo Bank, National Association at its offices in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes (the “Notes”) issued pursuant to a Supplement to the Amended and Restated Note Purchase Agreement dated as of September 30, 2016 (as from time to time amended, supplemented or modified, the “Note Purchase Agreement”), among the Company, the First Closing Purchasers and the Second Closing Purchasers named therein and Additional Purchasers of Notes from time to time issued pursuant to any Supplement to the Note Purchase Agreement.  This Note and the holder hereof are entitled equally and ratably with the holders of all other Notes of all series from time to time outstanding under the Note Purchase Agreement to all the benefits provided for thereby or referred to therein.  Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) to have made the representation set forth in Section 6.2 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note with the Company and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note of the same series for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

[The Company will make required prepayments of principal on the dates and in the amounts specified in the Note Purchase Agreement.]  [This Note is not subject to regularly scheduled prepayments of principal.] This Note is [also] subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

NEW MOUNTAIN FINANCE CORPORATION

By
Name:
Title:

2